EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

AON CORPORATION,

AON SERVICES GROUP, INC.

AND

MERCURY CASUALTY COMPANY

Dated as of October 10, 2008

LA\1903445.15

EXECUTION COPY

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EXECUTION COPY

List of Exhibits

A	El Segundo Sublease Term Sheet
B	Form of Software License
C	Form of Transition Services Agreement

List of Schedules
1.1(a)	Excluded Personnel
1.1(b)	Transferred Assets
1.1(c)	APRM Insurer/Producer Contracts
1.1(d)	APRM Transactors
1.1(e)	Net Working Capital
5.4	No Conflicts
5.5	Pro Forma Financial Statements
5.6	Absence of Certain Changes
5.7	Taxes
5.8	Governmental Permits
5.9	Real Property
5.10	Personal Property
5.11(a)	Intellectual Property
5.11(b)	Material Software
5.11(c)	Right, Title and Interest in Copyrights, Patent Rights, Trademarks and Software
5.11(d)	Registrations of Copyrights, Patent Rights, Trademarks and Software
5.11(e)	Infringement of Copyrights, Patent Rights and Trademarks
5.11(f)	Challenge to Copyrights, Patent Rights and Trademarks
5.12	Violation, Litigation or Regulatory Action of the Company
5.13	Contracts
5.14(a)	Status of Contracts
5.15(a)	Company Plans
5.15(c)	Title IV Company Plans
5.15(f)	Change in Control Under Company Plans
5.15(g)	Retiree Health/COBRA
5.16	Environmental Matters
5.17	Employee Relations and Agreements
5.18	No Undisclosed Liabilities
5.19	Sufficiency of Assets
5.20	Insurance
5.23	Affiliate Transactions
5.25	Client Accounts
5.26(a)	Insurer/Producer Relationships; Insurer Appointments; Broker Authority
5.27	Certain Compensation Arrangements
5.28(a)	Premium Trust Accounts
5.28(b)	Funding and Maintenance of Premium Trust Accounts
6.3	Violation, Litigation or Regulatory Action of Buyer
7.5	Operations Prior to Closing Date
7.5(b)(iv)	Change in Compensation
8.2(a)	Additional Personnel
8.2(o)	Acceleration of Equity Awards
9.3	Governmental Permits and Approval for Seller
9.5	Change of Control Consents
10.3	Governmental Permits and Approvals for Buyer

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EXECUTION COPY

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 10, 2008, by and among Aon Corporation, a Delaware corporation (“Aon”), Aon Services Group, Inc., a Delaware corporation (“Seller”), and Mercury Casualty Company, a California corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock of AIS Management Corporation, a California corporation (the “Company”);

WHEREAS, the Company is the owner of all of the issued and outstanding shares of capital stock of Auto Insurance Specialists, Incorporated, a California corporation (“AIS”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of the Company (the “Shares”) and certain identified assets of Seller and its Affiliates (as defined below) relating to the Business (as defined below), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Buyer and Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Acceleration Achievement Percentage” has the meaning specified in Section 3.4(c).

“Acceleration Date” means the date on which an Acceleration Event occurs.

“Acceleration Event” means:

(i) the occurrence of any Change In Control of the Company; provided, that where there is a change in control of the Buyer’s insurance brokerage business as a whole, such change in control shall not constitute an “Acceleration Event” under this clause (i) if the purchaser of such business agrees in writing with Seller to honor all of the obligations of Buyer under Section 3.4(c)    hereunder;

(ii) the Company and its Subsidiaries cease to operate as an insurance brokerage or agency for individual consumers of automobile insurance policies; or

(iii) the Company and the Subsidiaries cease to transact insurance in the State of California.

“Acceleration Payment” has the meaning specified in Section 3.4(c)(ii).

“Acceleration Payment Target” means $16,500,000 plus the excess of the First Payment Target over the First Earn-out Payment.  For the avoidance of doubt, during the First Earn-out Period or in the event that the First Earn-out Payment equals zero, the “Acceleration Payment Target” shall equal $33,000,000.

“Acceleration Period” means: (i) prior to the first anniversary of the Closing Date, the period of time beginning on the day after the Closing Date and ending on the Acceleration Date, or (ii) on or after the first anniversary of the Closing Date, the twelve month period ending on the Acceleration Date.

“Acceleration Period Premium Flow” means the Premium Flow for the twelve month period ending on the Acceleration Date; provided, that if the Acceleration Period is less than 365 days, then Premium Flow shall be calculated for the period of time beginning on the day after the Closing Date and ending on the Acceleration Date and then annualized over a 365 day period.

“Achievement Percentage” has the meaning specified in Section 3.4(b)(ii).

“Acquired Business” has the meaning specified in Section 8.7(c).

“Administrative Authority” means any foreign, federal, state, local or other governmental authority, regulatory body, court, tribunal, administrative agency, commission, stock exchange or listing authority, or other instrumentality thereof, including any applicable department of insurance.

“ADSP” has the meaning specified in Section 8.1(e)(iii).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Affiliate Employees” means those employees of an Affiliate of Seller that are listed on Schedule 8.2(a).

“Agreement” means this Stock Purchase Agreement.

“AIS” has the meaning specified in the second recital of this Agreement.

“Allocation Schedule” has the meaning specified in Section 8.1(e)(iii).

“Ancillary Agreements” means the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

“Aon” has the meaning specified in the first paragraph of this Agreement.

“Aon Change of Control” means a transaction pursuant to which Control of Aon (including by ownership of more than 50% of the voting equity securities of Aon) or ownership of more than 50% of the consolidated assets of Aon is acquired, directly or indirectly, by a Person not already an Affiliate of Aon as of the Closing Date through (x) a tender or exchange offer, merger, consolidation, share exchange or other business combination, (y) a sale of securities, recapitalization, liquidation or dissolution or (z) a sale of assets.

“Aon’s DC Plans” has the meaning specified in Section 8.2(c)(ii).

“APRM” means Aon Private Risk Management Insurance Agency, Inc., an Illinois corporation.

“APRM Insurer/Producer Contracts” means those certain contracts identified on Schedule 1.1(c) between APRM and an insurance company or producer for which APRM produces or subproduces business, which contracts will be assigned to ASPN on or prior to the Closing Date.

“APRM Transactors” means those certain employees of APRM identified on Schedule 1.1(d) who transact insurance on behalf of APRM and will become employees of ASPN on or before the Closing Date.

“APRM Transferred Policies” means all insurance policies transacted, sold, placed or renewed Clients by APRM (solely in respect of the Business) including through the APRM Transactors.

“APRM Transferred Clients” means those certain Persons for whom or which APRM or the APRM Transactors transacts, sells, places or renews an APRM Transferred Policy and which will be transferred to ASPN on or before the Closing Date.

“ASPN” means Agency Specialty Product Network Insurance Services, Inc., an Illinois corporation, which corporation’s name will be changed prior to the Closing Date to AIS PoliSeek Insurance Services, Inc. or AIS PoliSeek Insurance Solutions, Inc.

“Baseline Objection Notice” has the meaning specified in Section 3.4(a).

“Baseline Premium Flow” means Premium Flow determined in accordance with Section 3.4 for the twelve month period ending on the last day of the month immediately preceding the month in which the Closing Date occurs; provided, however, that if the Closing falls on January 2, 2009, Baseline Premium Flow shall mean Premium Flow determined in accordance with Section 3.4 for the twelve month period ending on December 31, 2008; provided further that if the Closing Date falls on the last day of a calendar month, Baseline Premium Flow shall mean Premium Flow determined in accordance with Section 3.4 for the twelve month period ending on the Closing Date.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including financial statements and related work papers, correspondence and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, manuals, contracts, Governmental Permits, customer lists, computer files and programs, operating data and plans, environmental studies, analyses, reports and plans, including any of the foregoing stored on electronic media.

“Broker Fees” means broker, service, loss control, claims administration, advisory or placement fees or similar forms of compensation.

“Business” means the business of insurance brokerage or agency for individual consumers of automobile, motorcycle, property, flood, recreational vehicle, watercraft, life, health, roadside assistance, wedding, Mexico auto and umbrella insurance policies in the United States as heretofore conducted by Aon, Seller, the Company, the Subsidiaries and their respective Affiliates, including APRM with respect to the APRM Transferred Policies (excluding any operating business that is not reflected in the revenues of the Company and its Subsidiaries in the Pro Forma Financial Statements).

“Business Agreements” has the meaning specified in Section 5.14.

“business day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer pursuant to this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) their respective directors, officers or employees and (iii) the successors and assigns of the foregoing.

“Buyer Flexible Spending Account Plan” has the meaning specified in Section 8.2(j).

“Buyer Plans” has the meaning specified in Section 8.2(g).

“Buyer’s DC Plans” has the meaning specified in Section 8.2(c)(ii).

“Change In Control of the Company” means (1) any transaction or other event pursuant to which Buyer and its Affiliates cease to own beneficially (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) a majority of the securities of the Company entitled to vote generally in the election of directors, or otherwise cease to have the right to elect a majority of the directors of the Company or (2) a sale, exchange, transfer or other disposition of all or substantially all of the assets or the business of the Company; provided, that where there is a sale of all or substantially all of the capital stock of Mercury General Corporation or Mercury Casualty Corporation (whether such acquisition is effected by merger, consolidation, sale or transfer of the Company’s capital stock or any similar transaction), such sale shall not be deemed to be a “Change In Control of the Company” hereunder.

“Change of Control Consents” has the meaning specified in Section 4.4(e).

“Claim Notice” has the meaning specified in Section 11.3.

“Client” means any APRM Transferred Client and any Person for whom or which Aon, Seller, the Company, AIS, APRM (solely with respect to the Business) or the Transactors transacts, sells, places or renews a Policy.

“Closing” means the closing of the transfer of the Shares from Seller to Buyer in exchange for the Purchase Price.

“Closing Balance Sheet” has the meaning specified in Section 3.2(b).

“Closing Date” has the meaning specified in Section 4.1.

“Closing Net Working Capital” has the meaning specified in Section 3.2(b).

“COBRA” has the meaning specified in Section 5.15(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Rights” means all right, title and interest in and to (i) expiration rights or renewal rights with respect to the Policies and (ii) any commission payments, contingent payments or other compensation from insurance carriers or producers with respect to the Policies.

“Company” has the meaning specified in the first recital of this Agreement.

“Company Employees” has the meaning specified in Section 8.2(a).

“Company Pension Plan” has the meaning specified in Section 5.15(c)(i).

“Company Plan” has the meaning specified in Section 5.15(a).

“Competing Transaction” has the meaning specified in Section 5.24.

“Compound Annual Growth Rate” has the meaning specified in Section 3.4(b)(i) or Section 3.4(c)(i), as applicable.

“Confidential Information” has the meaning specified in Section 13.2.

“Confidentiality Agreement” means that certain letter agreement dated January 31, 2008 between Buyer and Aon.

“Contingent Commissions” has the meaning specified in Section 5.27(a).

“Control” means, as to any Person, the ownership of more than 50% of the voting equity securities of such Person.

“Copyrights” means United States and foreign registered and unregistered copyrights and all rights under copyright, and pending applications to register the same.

“Court Order” means any writ, judgment, injunction, order, award or decree of any Administrative Authority (in each case whether preliminary or final), including of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Damages” has the meaning specified in Section 11.1(a).

“Deductible” has the meaning specified in Section 11.1(a).

“Disputed Earn-out Amount” has the meaning specified in Section 3.4(e)(i).

“Earn-out Objection Notice” has the meaning specified in Section 3.4(e)(i).

“Earn-out Payment” has the meaning specified in Section 3.4(f).

“Earn-out Payment Report” has the meaning specified in Section 3.4(c).

“El Segundo Sublease” means a Sublease Agreement including the terms set forth in Exhibit A attached hereto and otherwise in a form reasonably acceptable to Buyer and Seller.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, assessment, deed of trust, pledge, easement, levy, charge or other encumbrance of any kind, right of first or last negotiation, offer or refusal, any conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Law” means any Law, regulation, ordinance, order, determination, Governmental Permit, or any other provision, directive or policy having the force or effect of law, any contractual obligation, and any common law pertaining to the protection of the environment, health or safety of persons (to the extent related to exposure to Hazardous Materials), worker health and safety, pollution or Hazardous Material management, including those Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of, or Liabilities arising under, applicable Environmental Laws.

“ERISA” has the meaning specified in Section 5.15(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) other than the Company that, together with the Company, is (or at any relevant time was) required to be treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those Sections.

“Estimated Closing Balance Sheet” has the meaning specified in Section 3.2(a).

“Estimated Net Working Capital” has the meaning specified in Section 3.2(a).

“Excluded Employees” means those employees, if any, of the Company or the Subsidiaries that Buyer identifies as such by written notice to Seller not less than five (5) business days prior to the Closing Date, and any employees of the Company or the Subsidiaries on a leave of absence who are not entitled under the written policies of the Company and the Subsidiaries or applicable law to reinstatement.

“Excluded Personnel” means the individuals listed on Schedule 1.1(a).

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Exempt Business Activities” means any business activities that are conducted by Aon or any Affiliate of Aon as of the date hereof (other than any business activities that are conducted exclusively by the Company or the Subsidiaries or exclusively with the Transferred Assets as of the date hereof) and any business activities incidental thereto; provided, that, if Aon or such Affiliate does not, as of the date hereof, conduct radio and television marketing of automobile insurance policies in the United States, then any such activities conducted by such entity after the date of this Agreement shall not be Exempt Business Activities with respect to such entity.

“Final Allocation” has the meaning specified in Section 8.1(e)(iii).

“Final Earn-out Resolution Date” has the meaning specified in Section 3.4(e)(ii).

“Final Net Working Capital” has the meaning specified in Section 3.3(c).

“Final Resolution Date” has the meaning specified in Section 3.2(d).

“First Earn-out Payment” means the Earn-out Payment payable pursuant to Section 3.4(b)(iii), if any.

“First Earn-out Period” means the twelve month period ending on the last day of the month immediately following the month in which the first anniversary of the Closing Date occurs; provided, however that if the Closing Date falls on January 1, 2009, the First Earn-Out Period shall mean the twelve month period ending on December 31, 2009; provided further, that if the Closing Date falls on the last day of a calendar month, the First Earn-out Period shall mean the twelve month period ending on first anniversary of the Closing Date.

“First Payment Target” means $16,500,000.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period.

“Governmental Permits” has the meaning specified in Section 5.8(b).

“Guaranties” has the meaning specified in Section 8.5.

“Hazardous Materials” means any pollutant, chemical substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” has the meaning specified in Section 11.3.

“Independent Accountants” has the meaning specified in Section 3.2(d).

“Information Technology” means hardware, Software and/or other technology constituting all or part of any digital or electronic information system or network, together with all processes, know-how, knowledge, services, Trade Secrets and confidential information related thereto.

“Initial Cash Payment” has the meaning specified in Section 3.1.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks, Trade Secrets and Websites.

“Interests” has the meaning specified in Section 8.1(f).

“Interim Pro Forma Balance Sheet” has the meaning specified in Section 5.5.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge of the following persons:  Frank Phillips, Mark Ribisi, Chris Bremer, Mark Casas, Lani Elkin, Rumayne Levee, Ken Bond, Greg Besio, Ted Bosetti, Greg Heerde, Dareen Piperno, Richard Vodziak (with respect to tax matters), Dick Barry, Richard Sandweiss (with respect to information technology matters) and Eric Welgat (with respect to information technology matters).

“Laws” means all laws, statutes, rules, regulations and ordinances having the effect of law of the United States or any political subdivision thereof, or any Administrative Authority, or any other laws or reported decisions of any court thereof.

“Leased Real Property” has the meaning specified in Section 5.9.

“Liabilities” means any liability, Indebtedness, capital lease, binding obligation, commitment, expense, claim, deficiency or guaranty of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“LLC” has the meaning specified in Section 8.1(f).

“LLC Transaction” has the meaning specified in Section 8.1(f).

“Material Adverse Effect” means any effect or change that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company or the Subsidiary, taken as a whole, or to the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether Buyer has knowledge of such effect or change on the date hereof); provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred:  (i) general economic conditions affecting the industry in which the Company or the Subsidiaries operate unless the Company and the Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other participants in the industry, (ii) any change in Laws or GAAP, (iii) the execution of this Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including compliance with the terms of this Agreement), (iv) any action taken at the written request of Buyer (including pursuant to any request under Section 8.1(f) that is not otherwise required in connection with the transactions contemplated hereby, and (v) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

“Material Software” has the meaning specified in Section 5.11(b).

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means current assets minus current liabilities, excluding all intercompany accounts and tax accounts.  An example of the calculation of Net Working Capital as of August 31, 2008 solely for illustrative purposes is set forth on Schedule 1.1(e) attached hereto.

“Objection Notice” has the meaning specified in Section 3.2(c).

“Ordinary Course of Business” means the ordinary course of business of Aon, Seller and their Affiliates (in each case, solely with respect to the Business), and the Company and AIS, as applicable, consistent with past custom and practice.

“Patent Rights” means United States and foreign and multinational patents, patent applications, continuations, continuations-in-part, divisions or reissues, renewals, extensions, provisionals, continuations and re-examinations thereof.

“PBGC” has the meaning specified in Section 5.15(c)(ii).

“Per Claim Deductible” has the meaning specified in Section 11.1(a).

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable, (iii) Encumbrances identified on the Schedules to this Agreement, (iv) other Encumbrances or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection, (v) Encumbrances imposed by the Securities Act of 1933 or any applicable state securities law, and (vi) Encumbrances that are set forth on the Pro Forma 2007 Balance Sheet.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, union, joint-stock company, trust, unincorporated organization or Administrative Authority.

“Policies” means all insurance policies transacted, sold, placed or renewed by the Company, AIS or APRM in respect of the Business including through the Transactors.

“Premium Flow” means, without duplication, all written premiums, net of cancellations, during the applicable period from insurance policies placed in California by the Company or any of its Subsidiaries with insurance carriers.

“Pro Forma 2007 Balance Sheet” has the meaning specified in Section 5.5.

“Pro Forma Financial Statements” has the meaning specified in Section 5.5.

“Purchase Price” has the meaning specified in Section 3.1.

“Reimbursement Accounts” has the meaning specified Section 8.2.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a contaminant into the environment.

“Required Appointments” has the meaning specified in Section 5.26(a).

“Restricted Business” shall mean the business of insurance brokerage or agency for individual consumers of automobile and property insurance policies.

“Retained Names and Marks” has the meaning specified in Section 8.8(a).

“Second Earn-out Payment” means the Earn-out Payment payable pursuant to Section 3.4(b)(iv), if any.

“Second Earn-out Period” means the twelve month period ending on the last day of the month immediately following the month in which the second anniversary of the Closing Date occurs; provided, however, that if the Closing Date falls on January 1, 2009, the Second Earn-out Period shall mean the twelve month period ending on December 31, 2010; provided further, that if the Closing Date falls on the last day of a calendar month, the Second Earn-out Period shall mean the twelve month period ending on second anniversary of the Closing Date.

“Second Payment Target” means $16,500,000 plus the excess of the First Payment Target over the First Earn-out Payment.

“Section 338 Taxes” means Taxes imposed by any Taxing jurisdiction in which or with respect to which a Section 338(h)(10) Election is made or is deemed to be made in accordance with Section 8.1(e), to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election.

“Section 338(h)(10) Election” has the meaning specified in Section 8.1(e)(i).

“Section 338(h)(10) Election Forms” has the meaning specified in Section 8.1(e)(ii).

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Aon, Seller or any of their respective Affiliates pursuant to this Agreement or in connection herewith.

“Seller Flexible Spending Account Plan” has the meaning specified in Section 8.2(j).

“Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers or employees of Seller and its Affiliates and (iii) the successors and assigns of the foregoing.

 “Shares” has the meaning specified in the third recital of this Agreement.

“Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Company or the Subsidiaries.

“Software License” means the license with respect to the WinBroker Software in the form attached hereto as Exhibit B.

“Specified Lawsuit” means the arbitration entitled Linda Porter et al. v. Auto Insurance Specialists - Bay Area, Inc. et al., (JAMS ref. no.: 1100048278) and the lawsuit entitled United Policyholders (Linda Porter) et al. v. Auto Insurance Specialists - Bay Area, Inc. et al, (Cal. Sup. Ct., San Francisco County, Case no. CGC-03-424538).

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” means AIS or ASPN and “Subsidiaries” means AIS and ASPN.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, profits, gross receipts, property, sales, use, stamp, premium, surplus line, license, excise, franchise, employment, payroll, withholding, estimated, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

“Tax Contest” has the meaning specified in Section 8.1(c)(i).

“Tax Return” means any return, report, declaration, or similar statement with respect to any Tax (including any schedules or attachments thereto), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning specified in Section 12.1(e).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, customer information, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Trademarks” means statutory and common law United States federal, state and foreign trademarks, service marks, trade names and pending applications to register the foregoing.

“Transactors” means the APRM Transactors and any employee of the Company or the Subsidiaries who transacts insurance on behalf of the Company or the Subsidiaries.

“Transferred Assets” means the assets of Aon and its Affiliates specified on Schedule 1.1(b) and the APRM Transferred Clients and APRM Transferred Policies, as well as the Commission Rights with respect thereto.

“Transferred Employees” has the meaning specified in Section 8.2(a).

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit C.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of the Treasury.

“Undisclosed and Retained Liabilities” means any Liabilities arising out of or relating to the conduct of the operations of the Business or the ownership of the assets of the Business prior to the Closing Date, other than (i) the amount of any Liability set forth as a current liability on the face of the Closing Balance Sheet (rather than any notes thereto) as finally determined on the Final Resolution Date and accounted for in the calculation of Final Net Working Capital, (ii) Liabilities set forth on Schedule 5.18; and (iii) Liabilities to be paid or performed after the Closing Date under the Business Agreements, except to the extent that any such Liabilities arise from any breach, violation, default or nonperformance by Aon, Seller, the Company, any Subsidiary or any of their respective Affiliates under the Business Agreements that occurred prior to the Closing Date.  For the avoidance of doubt, other than as set forth in (i), (ii) or (iii) above, Undisclosed and Retained Liabilities include:

(a) all Liabilities, obligations and commitments of Aon, Seller, the Company, the Subsidiaries or their respective Affiliates relating to or arising out of ownership of any assets constituting the Business prior to the Closing Date;

(b) all Liabilities under or relating to any Environmental Law arising out of the interests of Aon, Seller, the Company, the Subsidiaries and their respective Affiliates or their predecessors in the ownership or operation of the Business prior to the Closing Date, including those relating to (i) compliance with any Environmental Law, (ii) the investigation, removal, cleanup or remediation of any Hazardous Materials whether on-site or off-site, or (iii) any alleged personal injury or property damage involving any Hazardous Material;

(c) all Liabilities of Aon, Seller, the Company, the Subsidiaries or their respective Affiliates arising out of or related to any action, litigation, claim, order, labor dispute, arbitral action, government audit, hearing, proceeding or investigation which shall have been asserted prior to the Closing Date or the basis of which shall have arisen prior to the Closing Date; and

(d) any Liability to or in respect of any employees or former employees of Aon, Seller, the Company or any Subsidiary, including any claim of an unfair labor practice or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which has been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date.

 “WARN” has the meaning specified in Section 5.17(d).

“Websites” means all websites, web addresses and uniform resource locators owned, operated or hosted by the Company or any Subsidiary, together with all derivatives, including .net, .org, etc., for each of the foregoing that are owned or controlled by the Company or any Subsidiary or that contain the name or any Trademark of the Company or any Subsidiary or that are used primarily in connection with the Business.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

Section 1.2 Interpretation

.  For purposes of this Agreement:  (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto; and (v) words including the singular or plural number also include the plural or singular number, respectively.  Unless the context otherwise requires, references herein:  (A) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares

.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver the Shares to Buyer, and Buyer shall purchase and accept the Shares from Seller, for the consideration set forth in Section 3.1 below.

ARTICLE III

PURCHASE PRICE AND WITHHOLDING

Section 3.1 Purchase Price

.  The purchase price for the Shares shall be equal to the sum of $120,000,000.00 (One Hundred Twenty Million Dollars) (the “Initial Cash Payment”) and the Earn-out Payments, subject to adjustment as set forth in Section 3.3 (the “Purchase Price”) and any withholding pursuant to Section 3.5.  The Purchase Price shall be paid pursuant to the terms of this Article III and Article IV.

Section 3.2 Working Capital Adjustment

.

(a) Less than five (5) business days prior to the Closing Date, Seller shall in good faith cause to be prepared an estimated combined balance sheet of the Company and the Subsidiaries as of the Closing Date, in form and substance reasonably satisfactory to Buyer (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with the Pro Forma 2007 Balance Sheet, and a calculation of the amount of Net Working Capital which Seller estimates will exist as of the Closing Date based on the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”).  If the Estimated Net Working Capital exceeds $6,500,000, in addition to the Initial Cash Payment, Buyer shall pay to Seller at the Closing an amount equal to such excess.  If the Estimated Net Working Capital is less than $6,500,000, Buyer shall deduct from the amount of the Initial Cash Payment paid at the Closing an amount equal to such deficiency.

(b) As promptly as practicable, but no later than one hundred twenty (120) days following the last day of the month in which the Closing Date falls, Buyer will cause to be prepared and delivered to Seller a combined balance sheet of the Company and the Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) and certificate setting forth Buyer’s calculation of the Closing Net Working Capital based on the Closing Balance Sheet.  “Closing Net Working Capital” means the Net Working Capital as of the Closing Date.  The Closing Balance Sheet will be prepared in accordance with GAAP on a basis consistent with the Pro Forma 2007 Balance Sheet (provided, that in the event of a conflict between GAAP and consistency, GAAP shall control).  Buyer will make available to Seller and its accountant all records and work papers used in preparing the calculation of Closing Net Working Capital.

(c) If Seller disagrees with Buyer’s calculation of the Closing Net Working Capital delivered pursuant to Section 3.2(b), Seller shall, within thirty (30) days after delivery of the documents referred to in Section 3.2(b), deliver a written notice (the “Objection Notice”) to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Buyer’s calculation of the Closing Net Working Capital delivered pursuant to Section 3.2(b).  If Seller does not deliver an Objection Notice within such thirty (30) day period, then the amount of the Closing Net Working Capital shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.

(d) If an Objection Notice is delivered pursuant to Section 3.2(c), Seller and Buyer shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Net Working Capital.  If, after such 30-day period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the independent accountants acceptable to Buyer and Seller (the “Independent Accountants”) to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Net Working Capital.  In making such calculation, such Independent Accountants shall consider only those items or amounts in Buyer’s calculation of the Closing Net Working Capital as to which Seller has disagreed and shall adhere to the standards set forth above in Section 3.2(b) and Section 3.2(c).  The Independent Accountants shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item or amount assigned by Buyer, on the one hand, or Seller, on the other hand.  The Independent Accountants shall act as experts and not as arbitrators, and shall resolve only such items or amounts that are in dispute.  The Independent Accountants shall deliver to Seller and Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a report setting forth such calculation (such date, the “Final Resolution Date”).  Such report shall be final and binding upon Seller and Buyer.  The cost of such review and report shall be borne (and paid) fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

Section 3.3 The Post-Closing Adjustment Payments

.

(a) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the calculation of the Closing Net Working Capital and in the conduct of the reviews referred to in Section 3.2 including making available to the extent necessary books, written and electronic records, work papers and personnel.

(b) Within two (2) business days after the Final Resolution Date, either (i) Buyer shall pay to Seller an amount equal to the excess, if any, of (A) the Final Net Working Capital over (B) the Estimated Net Working Capital, or (ii) Seller shall pay to Buyer an amount equal to the excess, if any, of (A) the Estimated Net Working Capital over (B) the Final Net Working Capital.  All such payments by Buyer or Seller shall be made together with interest accruing at an annual rate of five percent (5%) beginning on the Closing Date and ending on the day immediately prior to the date of payment.  Payments must be made in immediately available funds by wire transfer of immediately available funds to the bank account or accounts specified in writing by Seller or Buyer, as applicable.

(c) For purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital as shown in Buyer’s calculation delivered pursuant to Section 3.2(b), if no Objection Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or, if an Objection Notice is delivered, as agreed by Buyer and Seller pursuant to Section 3.2(d) or in the absence of such agreement, as shown in the Independent Accountants’ calculation delivered pursuant to Section 3.2(d).

(d) Any post-closing adjustment payments made under this Section 3.3 shall be treated as adjustments to the Purchase Price for all Tax purposes.

Section 3.4 Earn-out Payment

.

(a) Calculation of Baseline Premium Flow.  Within sixty (60) calendar days of the Closing, Buyer shall cause the Company and the Subsidiaries to prepare and deliver to Seller a statement of the calculation of Baseline Premium Flow, together with the work papers related thereto.  Buyer agrees to make available to Seller all books, records and personnel as Seller may reasonably request in connection with Seller’s review of such calculation of Baseline Premium Flow.  If Seller disagrees with Buyer’s calculation of the Baseline Premium Flow delivered pursuant to this Section 3.4(a), Seller shall, within thirty (30) calendar days after delivery thereof, deliver a written notice (the “Baseline Objection Notice”) to Buyer disagreeing with such calculation and setting forth Seller’s calculation of Baseline Premium Flow.  Any such Baseline Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Buyer’s calculation of the Baseline Premium Flow delivered pursuant to Section 3.4(a).  Seller shall also provide in the Baseline Objection Notice, the aggregate dollar amount of any adjustments Seller wishes to propose to the Baseline Premium Flow.  If Seller does not deliver a Baseline Objection Notice within such thirty (30) day period, then the Baseline Premium Flow for purposes of this Section 3.4 shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.  The resolution of any disagreement set forth in any Baseline Objection Notice shall be made in the same manner as the resolution of the Earn-Out Payment set forth in Section 3.4(e) below.

(b) Calculation of Earn-out Payment.  Subject to the following, Buyer will make additional payments to Seller following the First Earn-out Period and the Second Earn-out Period conditioned upon the achievement of the Premium Flow “Compound Annual Growth Rate” thresholds specified below.

(i) Calculation of Compound Annual Growth Rate.  For purposes of this Section 3.4(b), “Compound Annual Growth Rate” for the First Earn-out Period or the Second Earn-out Period, as applicable, shall be calculated using the following formula (rounded to the nearest hundredth of a percent):

[Missing Graphic Reference]

(ii) Calculation of Achievement Percentage.  For purposes of this Section 3.4(b), the “Achievement Percentage” for the First Earn-out Period or the Second Earn-out Period, as applicable, shall be calculated as follows (in each case, rounded to the nearest hundredth of a percent):

(A) in the event that the Compound Annual Growth Rate is less than or equal to -3.00%, then the Achievement Percentage for such period shall equal 0.00%;

(B) in the event that the Compound Annual Growth Rate is greater than -3.00% but less than or equal to 3.30%, the Achievement Percentage for such period shall be calculated using the following formula:

[Missing Graphic Reference]

(C) in the event that the Compound Annual Growth Rate is greater than 3.30%, then the Achievement Percentage for such period shall equal 105.00% (which is the maximum Achievement Percentage).

(iii) Amount of First Earn-out Payment.  The amount of the First Earn-out Payment will be equal to the result obtained by multiplying the First Payment Target by the Achievement Percentage for the First Earn-out Period.

(iv) Amount of Second Earn-out Payment.  The amount of the Second Earn-out Payment will be equal to the result obtained by multiplying the Second Payment Target by the Achievement Percentage for the Second Earn-out Period.

(c) Acceleration of Earn-out Payment.  Notwithstanding anything herein to the contrary, if from the Closing Date through the end of the Second Earn-out Period, an Acceleration Event occurs, Buyer shall pay to Seller the Acceleration Payment, calculated pursuant to this Section 3.4(c) below.  Buyer shall promptly provide written notice to Seller upon the occurrence of any Acceleration Event.

(i) Calculation of Acceleration Payment.  If an Acceleration Event occurs (i) during the first six (6) months of the First Earn-out Period, then Buyer shall pay Seller an amount equal to the Acceleration Payment Target or (ii) after the first six (6) months of the First Earn-out Period, then Buyer shall pay Seller an amount calculated as set forth in this Section 3.4(c) below:

(A) Calculation of Compound Annual Growth Rate.  For purposes of this Section 3.4(c), “Compound Annual Growth Rate” for the Acceleration Period shall be calculated using the following formula (rounded to the nearest hundredth of a percent or to four significant digits following a decimal, as applicable):

[Missing Graphic Reference]

(B) Calculation of Acceleration Achievement Percentage.  For purposes of this Section 3.4(c), the “Acceleration Achievement Percentage” shall be calculated as follows (rounded to the nearest hundredth of a percent):

 (x)  in the event that the Compound Annual Growth Rate is less than or equal to -6.00%, then the Acceleration Achievement Percentage for such period shall equal 0.00%;

 (y)  in the event that the Compound Annual Growth Rate is greater than -6.00% but less than or equal to 0.30%, the Acceleration Achievement Percentage for such period shall be calculated using the following formula:

[Missing Graphic Reference]

 (z)  in the event that the Compound Annual Growth Rate is greater than 0.30%, then the Acceleration Achievement Percentage for such period shall equal 105.00% (which is the maximum Acceleration Achievement Percentage).

(ii) Amount of Acceleration Payment.  The amount of the “Acceleration Payment” under this Section 3.4(c) will be equal to the result obtained by (A) multiplying the Acceleration Payment Target by the Acceleration Achievement Percentage for the Acceleration Period, less (B) the amount of the First Earn-out Payment, if any.

(iii) Payment of any Acceleration Payment due to Buyer under this Section 3.4(c) shall be made in accordance with the time periods set forth in Section 3.4(f); provided, that if a Change In Control of the Company occurs, Buyer shall pay the Acceleration Payment, if any, concurrently with the Change In Control of the Company.

(iv) Buyer agrees to deliver a report with respect to the Acceleration Payment in accordance with the procedures and time periods set forth in Section 3.4(d).  Disputes with respect to such report shall be resolved in accordance with the procedures and time periods set forth in Section 3.4(e).

(d) Earn-out Payment Report.  Within ninety (90) calendar days after the end of the First Earn-out Period and the Second Earn-out Period (or, with respect to the Acceleration Payment, within thirty (30) days after the Acceleration Date), Buyer shall cause the Company and the Subsidiary to prepare and deliver to Seller a statement of the calculation of the Earn-out Payment (the “Earn-out Payment Report”) for such period, together with the work papers related thereto.  Buyer agrees to make available to Seller such books, records and personnel as Seller may reasonably request in connection with Seller’s review of such Earn-out Payment Report.

(e) Disputed Earn-out Amounts.

(i) If Seller disagrees with Buyer’s calculation of the Earn-out Payment delivered pursuant to Section 3.4(d), Seller shall, within thirty (30) days after delivery of the documents referred to in Section 3.4(d), deliver a written notice (the “Earn-out Objection Notice”) to Buyer disagreeing with such calculation and setting forth Seller’s calculation of the Earn-out Payment; provided, that the only bases for disagreement by Seller shall be (i) non-compliance with the standards set forth in Section 3.4(b) and (ii) computational errors.  Any such Earn-out Objection Notice shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in Buyer’s Earn-out Payment Report delivered pursuant to Section 3.4(d).  Seller shall also provide in the Earn-out Objection Notice the aggregate dollar amount of any adjustments Seller wishes to propose to the Earn-out Payment (the “Disputed Earn-out Amount”).  If Seller does not deliver an Earn-out Objection Notice within such thirty (30) day period, then the amount of the Earn-out Payment, if any, shall be deemed to be finally determined as set forth on Buyer’s calculation thereof.

(ii) If the Earn-out Objection Notice is delivered pursuant to Section 3.4(e)(i), Seller and Buyer shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Earn-out Payment.  If, after such 30-day period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountants to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the Earn-out Payment.  In making such calculation, such Independent Accountants shall consider only those items or amounts in the Earn-out Payment Report as to which Seller has disagreed and shall adhere to the standards set forth above in this Section 3.4.  The Independent Accountants shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item or amount assigned by Buyer, on the one hand, or Seller, on the other hand.  The Independent Accountants shall act as experts and not as arbitrators, and shall resolve only such items or amounts that are in dispute.  The Independent Accountants shall deliver to Seller and Buyer as promptly as practicable (but in any event within thirty (30) days of their retention) a report setting forth such calculation (such date, the “Final Earn-out Resolution Date”).  Such report shall be final and binding upon Seller and Buyer.  The cost of such review and report shall be borne (and paid) fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(f) Payment of Earn-out Payment.  For avoidance of doubt, the “Earn-out Payment” means the First Earn-out Payment or Second Earn-out Payment, as applicable, as shown in Buyer’s calculation delivered pursuant to Section 3.4(d), if no Earn-out Objection Notice with respect thereto is duly delivered pursuant to Section 3.4(e)(i); or, if an Earn-Out Objection Notice is delivered, as agreed by Buyer and Seller pursuant to Section 3.4(e)(ii) or in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.4(e)(ii).  Any Earn-out Payment made under this Section 3.4 shall be treated as an  adjustment to the Purchase Price for all tax purposes.  Buyer shall pay to Seller the amount of the Earn-out Payment, if any, by wire transfer of immediately available funds to the account of Seller specified in writing by Seller within five (5) business days of the earlier of:

(i) if Seller notifies Buyer in writing that it agrees with the calculation of an Earn-out Payment as set forth in an Earn-out Report, the date of such written notice; or

(ii) if Seller does not deliver an Earn-out Objection Notice within the thirty (30) day period following delivery of an Earn-out Payment Report, the date that the thirty (30) day period expires; or

(iii) if an Earn-out Objection Notice is delivered, (1) with respect to any portion of the Earn-out Payment that is not a Disputed Earn-out Amount, the date of the Earn-out Objection Notice and (2) with respect to any Disputed Earn-out Amount, the earlier of (x) the date that the Disputed Earn-out Amount is agreed upon by Buyer and Seller pursuant to Section 3.4(e)(ii) and (y) the Final Earn-out Resolution Date.

(iv) Control of Business.  Seller hereby understands and acknowledges that control of all key business decisions of the Business (including any and all decisions relating to management, personnel, manner of operations, policies and procedures, closing or openings of officers and other facilities, any acquisitions, dispositions, purchases and/or sales of assets (and the timing thereof), capital expenditures (and the timing thereof), changes in the business plan of the Business, pricing and marketing of products and/or Policies or any other change in the cost structure of the Business, and any other changes in the conduct of the Business) from and after the Closing Date shall be the sole right and responsibility of Buyer, and that Buyer may operate the Business in the manner it deems appropriate in its sole discretion.

(g) Management Reports.  From and after the Closing until the date on which the Second Earn-out Payment (if any) has been paid in accordance with this Section 3.4, not later that thirty (30) days following the end of each calendar-year quarter, Buyer shall (i) deliver to Seller a copy of its customary internal management report showing the amount of Premium Flow for the Company and its Subsidiaries as of the end of the previous calendar quarter (it being understood that Buyer makes no representation as to the accuracy of the information contained in such internal management report) and (ii) upon request, participate in a telephone conference with Seller to discuss matters related to the Earn-out Payment.

Section 3.5 Withholding

.  Each of Buyer and the Company (on behalf of Buyer) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as each of Buyer and the Company is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV

CLOSING

Section 4.1 Closing Date

.  The Closing shall be consummated on a date and at a time agreed upon by Buyer and Seller, but in no event later than 9:00 a.m. (Pacific Standard Time) on the second business day after the date on which the conditions set forth in Articles IX and X have been satisfied or waived, at the offices of Latham & Watkins LLP, 355 S. Grand Avenue, Los Angeles, CA 90071, or at such other time and place as shall be agreed upon by Buyer and Seller; provided, however, that the Date shall not take place prior to January 1, 2009.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”; provided, however, that if the Closing takes place on January 2, 2009, the Closing Date shall be deemed to be effected at 12:01 A.M., January 1, 2009.

Section 4.2 Payment on the Closing Date

.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall pay to Seller an amount equal to the Initial Cash Payment, as adjusted pursuant to Section 3.2(a), by wire transfer of immediately available funds to the bank account or accounts specified in writing by Seller prior to the Closing Date.

Section 4.3 Buyer’s Additional Closing Date Deliveries

.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Seller, in addition to the Purchase Price, all of the following:

(a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to:  (i) the Articles of Incorporation of Buyer; (ii) the By-Laws of Buyer; (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b) The Transition Services Agreement, duly executed by Buyer;

(c) The Software License, duly executed by Buyer;

(d) The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer; and

(e) All consents, waivers and approvals that may be obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement.

Section 4.4 Seller’s Closing Date Deliveries

.  Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Seller shall deliver (or cause to be delivered) to Buyer all of the following:

(a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Certificate of Incorporation of Seller; (ii) the By-Laws of Seller; (iii) the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Seller executing this Agreement and each Seller Ancillary Agreement;

(b) Stock certificates representing all of the Shares, duly executed in blank or accompanied by duly executed instruments of transfer;

(c) The Transition Services Agreement, duly executed by an Affiliate of Seller;

(d) The El Segundo Sublease, duly executed by the Company and an Affiliate of Seller;

(e) All consents, waivers and approvals in form and substance reasonably satisfactory to Buyer for each of the Business Agreements and Permits listed on Schedules 9.3 and Section 9.5 (the “Change of Control Consents”);

(f) The certificate contemplated by Section 9.1, duly executed by a duly authorized officer of Seller;

(g) The Software License, duly executed by an Affiliate of Seller;

(h) Certificates signed by Seller and by the Company to the effect that neither Seller nor the Company, as applicable, is a “foreign person” as defined in Section 1445 of the Code; and

(i) The written resignations of the directors of the Company and the Subsidiaries in form reasonably satisfactory to Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Aon and Seller, jointly and severally, represent and warrant to Buyer as follows, which representations and warranties are, as of the date hereof, and will be as of the Closing Date, true and correct:

Section 5.1 Organization of the Company and the Subsidiaries

.  Each of the Company and the Subsidiaries is a corporation duly formed, validly existing and in good standing under the laws of its state of incorporation.  Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and the Subsidiaries has full corporate (or other organizational) power and authority to own or lease and operate its assets and to own or lease and operate the Transferred Assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement.

Section 5.2 Capital Structure of the Company and the Subsidiaries

.  The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.  The authorized capital stock of AIS consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.  The authorized capital stock of ASPN consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.  All of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized, and are validly issued, fully paid and nonassessable and free of preemptive rights.  All of the outstanding (i) shares of capital stock of the Company are owned by Seller, (ii) shares of capital stock of AIS are owned by the Company, and (iii) shares of capital stock of ASPN are owned by the Company, free and clear of all Encumbrances.  Except for this Agreement, there are no agreements, arrangements, options, warrants, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company or the Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or the Subsidiaries.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company or the Subsidiaries.

Section 5.3 Subsidiaries and Investments

.  Except for the Company’s ownership of all of the shares of AIS and ASPN, neither the Company nor any Subsidiary, directly or indirectly, owns or has the right to acquire any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity.

Section 5.4 Authority of Seller; Conflicts

.

(a) Aon and Seller each has full power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Aon and Seller have been duly authorized and approved by Aon’s and Seller’s board of directors, as applicable.  No other corporate proceedings on the part of Aon, Seller, the Company or the Subsidiaries are necessary to authorize this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby or thereby.  This Agreement has been duly authorized, executed and delivered by Aon and Seller and (assuming the valid authorization, execution and delivery by Buyer) is the legal, valid and binding obligation of Aon and Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Aon or Seller, as applicable, and upon execution and delivery by Aon or Seller, as applicable, will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Aon or Seller, as applicable, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Except as set forth in Schedule 5.4, neither the execution and delivery by Aon and Seller of this Agreement or any of the Seller Ancillary Agreements or the consummation by Aon and Seller of any of the transactions contemplated hereby or thereby nor compliance by Aon and Seller with or fulfillment by Aon and Seller of the terms, conditions and provisions hereof or thereof will:

(i) assuming that all necessary consents, approvals, authorizations and other actions described in Section 5.4(b)(ii) have been obtained, all filings and notifications described in Schedule 5.4 have been made and any applicable waiting period has expired or been terminated, result in a material violation or material breach of the terms, conditions or provisions of, or materially conflict with, or constitute a material default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of material rights or requirement of notice under, or result in the creation or imposition of any material Encumbrance upon Aon, Seller, the Company or the Subsidiaries or any of the Transferred Assets, or any of the Shares or any of the assets of Aon, Seller, the Company or the Subsidiaries or any of the Transferred Assets under (1) the charter or by-laws of Aon, Seller, the Company or the Subsidiaries, (2) any agreement, contract, license, Governmental Permit, instrument, or other arrangement to which Seller, the Company or any Subsidiary is a party or by which it is bound or to which any of its assets are subject, including any of the Business Agreements, (3) any note, instrument, mortgage, lease, franchise or financial obligation to which Aon, Seller, the Company or any Subsidiary is a party or by which Aon, Seller, the Company, any Subsidiary or any of the Transferred Assets is bound, (4) any Court Order to which Aon, Seller, the Company or any Subsidiary is a party or by which Seller, the Company, the Subsidiary or any of the Transferred Assets is bound or (5) any Law affecting Aon, Seller, the Company, any Subsidiary or any of the Transferred Assets; or

(ii) require the approval, consent, authorization or act of, or the making by Aon, Seller, the Company or any Subsidiary of any declaration, filing or registration with, any Administrative Authority except (1) in connection, or in compliance, with the provisions of the HSR Act or (2) such filings as may be required in connection with the Taxes described in Section 8.1.

Section 5.5 Financial Statements

. Schedule 5.5 contains (i) the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of December 31, 2007 (the “Pro Forma 2007 Balance Sheet”) and the related income statement of the Company and the Subsidiaries for the year then ended, pro forma to give effect to the transfer of the Transferred Assets to the Company and the Subsidiaries and the exclusion of the Excluded Personnel from the Company and its Subsidiaries and the other adjustments set forth in the notes thereto (A) as of December 31, 2007 in respect of the balance sheet and (B) as of January 1, 2007 in respect of the income statement for the twelve month period ended December 31, 2007 and (ii) the unaudited consolidated pro forma balance sheet of the Company and the Subsidiaries as of August 31, 2008 (the “Interim Pro Forma Balance Sheet”) and the related income statement for the 8 months then ended, pro forma to give effect to the transfer of the Transferred Assets to the Company and AIS (A) as of August 31, 2008 in respect of the balance sheet and (B) as of January 1, 2008 in respect of the income statement for the eight month period ended August 31, 2008 (collectively, the “Pro Forma Financial Statements”).  Except as set forth in Schedule 5.5, the Pro Forma Financial Statements (including the notes thereto) and the other adjustments set forth in the notes thereto (A) are in accordance with the Books and Records of Aon, Seller, the Company and the Subsidiary, (B) have been prepared in accordance with GAAP consistently applied (except that the financial statements referred to in clause (ii) do not contain footnotes) and (C) present fairly the financial condition and results of operations of the Company and the Subsidiaries, as of their respective dates and for the respective periods covered thereby (1) subject, in the case of the financial statements referred to in clause (ii), to normal year end adjustments (which will not be material individually or in the aggregate) and (2) except that such financial statements referred to in clauses (i) and (ii) give pro forma effect to the transfer of the Transferred Assets and the exclusion of the Excluded Personnel and the other adjustments set forth in the notes thereto.  At the respective dates of the Pro Forma Financial Statements, there were no Liabilities of the Company, the Subsidiaries or related to the Transferred Assets, which, in accordance with GAAP, should have been set forth or reserved for in the Pro Forma Financial Statements or the notes thereto, which are not set forth or reserved for in the Pro Forma Financial Statements or the notes thereto.

Section 5.6 Absence of Certain Changes

.  From December 31, 2007, there has been no Material Adverse Effect.  From December 31, 2007, Aon, Seller, the Company and the Subsidiaries and APRM (solely with respect to the Business) have conducted the Business in all material respects in the Ordinary Course of Business, other than the transfer of the Transferred Assets to the Company or AIS prior to the Closing Date.  Without limiting the generality of the foregoing, from December 31, 2007, except as set forth in Schedule 5.6 and between the date hereof and the Closing Date, except as permitted under Section 7.5 or as set forth in Schedule 7.5, neither the Company nor any Subsidiary has, and neither Aon, Seller nor their Affiliates with respect to the Transferred Assets, has, and for purposes of Sections 5.6(d), 5.6(f) and 5.6(g) below, no Affiliate of Seller that employs any individual listed on Schedule 8.2(a) has, with respect to such individual:

(a) sold, leased (as lessor), transferred, assigned or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of its assets, tangible or intangible, except for (i) assets sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;

(b) cancelled, compromised, waived or released any debts owed to or rights or claims held by it (including the settlement of any claims or litigation) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any Indebtedness of or owing to the Company or the Subsidiaries;

(d) except (i) as set forth in Schedule 5.17, or (ii) for any compensation and employment practices applied generally for Aon, instituted any increase in any benefit provided under any Company Plan, other than in the Ordinary Course of Business;

(e) made, or agreed to make, any distribution or other disposition of assets (other than cash or cash equivalents) to Seller or any of its Affiliates;

(f) made any change in the compensation of their employees, other than changes made in the Ordinary Course of Business or pursuant to existing commitments under plans or arrangements disclosed on Schedules 5.15 or 5.17 and consistent with past compensation practices, including any (i) increase in the cash compensation payable or to become payable to or for the benefit of any such employees; (ii) increase in the security or tenure of employment; or (iii) increase in the amount payable to any such employees upon the termination of their employment, in each case, except for any compensation and employment practices applied generally for Aon.

(g) entered into or adopted any employment, consulting, severance, or change in control agreement, any Company Plan or any collective bargaining agreement (other than ordinary course at-will employment arrangements not providing for any severance or change in control payments), or modified in any material respect the terms of any existing such contract, plan or agreement, or granted any rights to severance, termination or change in control payments, other than with respect to employees who are not officers, executives or key employees, other than in the Ordinary Course of Business;

(h) made any change in its charter or by-laws or issued any capital stock (or securities exchangeable, convertible or exercisable for capital stock);

(i) made, or agreed to make, (i) any acquisition, disposition, lease, transfer or assignment of any material assets or properties used or held for use in the conduct of the Business, or (ii) any creation or incurrence of any Encumbrance, other than a Permitted Encumbrance, on any of such assets or properties;

(j) made any change in (i) the accounting policies applied in the preparation of the Pro Forma Financial Statements, unless such change was required by GAAP or reflected in the Pro Forma Financial Statements, (ii) any pricing, accounting, financial reporting, inventory, credit, or allowance related practice or policy of the Business or (iii) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, or financial reporting related purposes;

(k) made or changed any material Tax election; changed any annual Tax accounting period; adopted or changed any material method of Tax accounting; amended any material Tax Returns or filed any material claims for Tax refunds; entered into any closing agreement, Tax allocation agreement, Tax sharing agreement or material Tax indemnity agreement; settled or compromised any material Tax claim, audit, notice or assessment; extended or waived any statute of limitations period applicable to any material Tax claim or assessment or any right to claim a material Tax refund; or surrendered any offset or other reduction in Tax liability, in each case specific to or affecting the Company or any Subsidiary;

(l) entered into any transaction with any officer, director or Affiliate of Seller or any Affiliate of any such officer, director or Affiliate;

(m) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(n) made any investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related investments, loans, or acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(o) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(p) made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(q) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(r) cause any employee to suffer an “employee loss” (as that term is defined in WARN); or engage in a “layoff”, “mass layoff”, “termination” or “relocation” (as those terms are defined in California Labor Code Section 1400); or

(s) entered into any agreement, whether oral or written, by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

Section 5.7 Taxes

.  Except as set forth in Schedule 5.7:

(a) The Company and the Subsidiaries have timely filed with the appropriate taxing authority all material Tax Returns required to have been filed. All such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Company and the Subsidiaries (whether or not shown on any Tax Return) have been timely paid.  Neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.  Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes which waiver is currently in effect.  Since October 5, 1998, no claim has been made by a taxing authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(b) No deficiencies for Taxes against the Company or any of the Subsidiaries have been claimed, proposed or assessed by any taxing authority.  There are no pending or, to the Knowledge of Seller, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or the Subsidiaries, and there are no matters under discussion with any taxing authority, or known to Seller, with respect to Taxes that are reasonably likely to result in an additional liability for Taxes with respect to the Company or any of its Subsidiaries.  The Company and the Subsidiaries have delivered or made available to Buyer complete and accurate copies of all material federal, state, local, and foreign Tax Returns of the Company and the Subsidiaries and any predecessors of either for all open Tax years.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company or the Subsidiaries) with respect to any Taxes has been executed or filed with any taxing authority, which power of attorney will be in effect after the Closing.

(c) There are no liens for Taxes upon the assets of the Company or any of the Subsidiaries except liens constituting Permitted Encumbrances.

(d) Neither the Company nor any of the Subsidiaries (i) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iii) has made or will make a consent dividend election under Section 565 of the Code; (iv) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(e) Since October 5, 1998, neither the Company nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a consolidated group in which Aon is the parent.  Neither the Company nor any of the Subsidiaries has any liability for the material Taxes of any Person (other than Taxes of the Company or the Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(f) All Tax sharing arrangements and material Tax indemnity arrangements relating to the Company or any of its Subsidiaries (other than this Agreement) will terminate on or prior to the Closing Date and neither the Company nor any Subsidiary will have any liability thereunder on or after the Closing Date.

(g) At any time, from and after October 5, 2008, neither the Company nor any of the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) All material Taxes which the Company or any of the Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority.

(i) Neither the Company nor any of the Subsidiaries (i) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law) or (iii) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) None of the outstanding indebtedness of the Company or any of the Subsidiaries constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l) or 279 of the Code or under any other provision of applicable law.

(k) Neither the Company nor any of the Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code in the past two years, and neither the stock of the Company nor any of the Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code in the past two years.

(l) Neither the Company nor any of the Subsidiaries has entered into any transaction that is a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local, or foreign law.  If either the Company or any Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company or the Subsidiary, as the case may be, believes that either (i) substantial authority exists for the tax treatment of such transaction or (ii) sufficient disclosure has been made on Tax Returns of the relevant facts affecting the tax treatment of such transaction.

Section 5.8 Governmental Permits and Laws

.

(a) Schedule 5.8 identifies (i) all jurisdictions in which APRM (solely with respect to the Business), the Company or any Subsidiary transacts insurance, (ii) all jurisdictions in which APRM (solely with respect to the Business), the Company or any Subsidiary maintains an office for the conduct and operation of the Business, and (iii) the types and lines of insurance that APRM (solely with respect to the Business), the Company and the Subsidiaries transact in each such jurisdiction specifying whether any such types or lines of insurance are transacted on a surplus line basis.

(b) APRM (solely with respect to the Business), the Company, the Subsidiaries and to the Knowledge of Seller, the Transactors own, hold or possess all insurance producer, administrator, adjuster, agent and broker licenses and all other licenses, franchises, permits, privileges, immunities, approvals and other authorizations from an Administrative Authority that are required under Law or are necessary to entitle them to lawfully own or lease, operate and use their assets and to carry on and conduct their Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”).

(c) Seller has made available to Buyer true, correct and complete copies of all such Governmental Permits (except with respect to the Transactors), and Schedule 5.8 sets forth a true and complete list of each Governmental Permit referenced in Section 5.8(b), except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof.

(d) Except as set forth in Schedule 5.8, neither APRM (solely with respect to the Business), any Company, its Subsidiaries nor, to the Knowledge of Seller, any Transactor has received any written notice of any violation of any Governmental Permit.  No suspension, cancellation or non-renewal of any Governmental Permit is pending or, to the Knowledge of Seller, threatened.  APRM (solely with respect to the Business), the Company, the Subsidiaries and, to the Knowledge of Seller, the Transactors are not in violation or breach of, or default under, any Governmental Permit.  Since January 1, 2006, neither the Company, the Subsidiaries, APRM nor, to the Knowledge of Seller, the Transactors have had (i) a Governmental Permit terminated, non-renewed, limited, revoked, cancelled, suspended or adversely modified by any Administrative Authority or (ii) an application for a Governmental Permit or renewal thereof rejected, denied or withdrawn.

(e) APRM (solely with respect to the Business), the Company and the Subsidiaries have at all times complied in all material respects with all applicable data privacy laws, regulations, rules and certification guidelines and the terms and conditions of all versions of their privacy policies.

(f) ASPN has had no operations and has transacted no business of any type prior to the Closing Date other than obtaining and maintaining the Governmental Permits identified in Schedule 5.8.

Section 5.9 Real Property

.  Neither the Company nor any Subsidiary owns any real property.  Schedule 5.9 contains a list of: (i) each option held by the Company or any Subsidiary to acquire any real property; and (ii) each lease or similar agreement under which the Company or any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person or which is included in the Transferred Assets (the “Leased Real Property”).  The Company or the Subsidiaries have a valid leasehold interest in the Leased Real Property.  The Company and the Subsidiaries do not owe brokerage commissions with respect to any such leased space.

Section 5.10 Personal Property

.  Schedule 5.10 contains, as of the date of this Agreement, a list of each lease or other agreement or right under which the Company or the Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person or which is included in the Transferred Assets, except those which are or will be as of the Closing Date terminable by the Company or the Subsidiary without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $5,000.  Each of the Company or the applicable Subsidiary has indefeasible and marketable title to, or has a valid leasehold interest in, all machinery, equipment, vehicles or other tangible personal property located on its premises or reflected on the Interim Pro Forma Balance Sheet or acquired thereafter, other than that disposed of in the Ordinary Course of Business, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.  All material machinery, equipment, vehicles or other tangible personal property located on each of the Company’s or either Subsidiary’s premises or reflected on the Interim Pro Forma Balance Sheet or acquired thereafter, other than that disposed of in the Ordinary Course of Business, is in good working order and condition, ordinary wear and tear excepted, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 5.11 Intellectual Property and Information Technology

.

(a) Schedule 5.11(a) contains a list of all registered Copyrights and Copyright applications, Patent Rights, registered Trademarks and trademark applications and Websites which are (i) owned by or exclusively licensed to an Affiliate of Aon (solely with respect to the Business), the Company or any of the Subsidiaries, or (ii) non-exclusively licensed to an Affiliate of Aon (solely with respect to the Business), the Company or any of the Subsidiaries or included in the Transferred Assets and that are material to the conduct of the Business, as currently conducted.

(b) Schedule 5.11(b) contains a list of all Software owned, used or necessary to the conduct of the Business (“Material Software”).  The Company or the applicable Subsidiary, or, in the case of the Transferred Assets, an Affiliate of Aon as of the date hereof and the Company or the Subsidiary as of the Closing Date, as applicable, has a written license to use all Material Software.

(c) Except as set forth in Schedule 5.11(c), the Company or either of the Subsidiaries or, in the case of the Transferred Assets, an Affiliate of Aon as of the date hereof and the Company or the Subsidiaries as of the Closing Date, either: (i) owns the entire right, title and interest in and to the Trade Secrets used in its Business and the Copyrights, Patent Rights, Trademarks and Software required to be listed in Schedules 5.11(a) and 5.11(b), free and clear of all Encumbrances; or (ii) has a valid and enforceable contractual right or license to use the same in the conduct of its Business.  The Company and the Subsidiaries have taken all actions reasonably necessary to protect and maintain the confidentiality of confidential information that, if protected, would constitute Trade Secrets and to prevent the unauthorized use thereof by any Person.

(d) Except as set forth in Schedule 5.11(d), to the Knowledge of Seller:  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.11(a) are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) owned by the Company and the Subsidiaries or an Affiliate of Aon are valid and in force; (iii) the Company and the Subsidiaries have the right to bring actions for infringement or unauthorized use of the Copyrights, Patent Rights, Trademarks and Software owned by the Company and the Subsidiaries; and (iv) as of the date hereof, the Affiliate of Aon that owns the Copyrights, Patent Rights, Trademarks and Software included in the Transferred Assets has the right to bring actions for infringement or unauthorized use of such Copyrights, Patent Rights, Trademarks and Software.

(e) Except as set forth in Schedule 5.11(e), to the Knowledge of Seller, (i) no direct or indirect infringement or misappropriation by the Company or any of the Subsidiaries of any Intellectual Property right or license of any other Person has occurred or resulted in any way from the conduct of their Business between January 1, 2006 and the date hereof and (ii) no written notice of a claim of any direct or indirect infringement or misappropriation of any Intellectual Property of any other Person has been received by the Company or any of the Subsidiaries or an Affiliate of Aon in respect of the conduct of their Business between January 1, 2005 and the date hereof.

(f) Except as set forth in Schedule 5.11(f), as of the date hereof, no proceedings are pending or, to the Knowledge of Seller, threatened against the Company, any of the Subsidiaries or an Affiliate of Aon which challenge the validity or ownership of or right to use any Intellectual Property used in and material to the conduct of its Business.

(g) Aon and its Affiliates (solely with respect to the Business), the Company and its Subsidiaries (i) own or lawfully possess adequate and enforceable rights to use all Information Technology used in the conduct of the Business as currently conducted and as proposed to be conducted and (ii) own or lawfully possess all Information Technology necessary for the conduct of the Business as currently conducted.  The Information Technology owned or possessed by the Company and its Subsidiaries is free from material defects so as to permit the operation of its Business as presently conducted.  Neither the Company nor the Subsidiaries have granted to any unrelated Person any license, sublicense or other similar right relating in whole or in part to the use of such Information Technology.

Section 5.12 No Violation, Litigation or Regulatory Action

.  Except as set forth in Schedule 5.12:

(a) the Company, the Subsidiaries, APRM (solely with respect to the Business) and, to the Knowledge of Seller, the Transactors have complied in all material respects with all applicable Laws and Court Orders (including, in connection with the marketing, sale and issuance of the Policies); and

(b) (i) as of the date hereof, there is no action, litigation, claim, order, labor dispute, arbitral action, government audit, hearing, proceeding or investigation that would materially impair Buyer’s ability to perform its obligations hereunder or prevent the consummation or any of the transactions contemplated hereby, and (ii) other than as contemplated in (i) above, there is no action, litigation, claim, order, labor dispute, arbitral action, government audit, hearing, proceeding or investigation pending or, to the Knowledge of Seller, threatened against, related to or affecting the Company, the Subsidiaries, APRM (solely with respect to the Business) or the Transferred Assets.

None of the representations and warranties contained in Section 5.12(a) or Section 5.12(b) shall be deemed to relate to Tax matters (which are governed by Section 5.7), ERISA and employee benefits matters (which are governed by Section 5.15) or Environmental Matters (which are governed by Section 5.16).

Section 5.13 Contracts

.  Except as set forth in Schedule 1.1 or Schedule 5.13, neither the Company, any Subsidiary, nor any of the Transferred Assets is party to or bound by, or with respect to Sections 5.13(h), (i), (j), (k), (l) and (m), neither the Company, APRM (solely with respect to the Business), any Subsidiary, nor any of the Transferred Assets is party to or bound by, any of the following (of which Seller has made available to Buyer true, correct and complete copies):

(a) any contract (other than form purchase orders) for the purchase by the Company or any Subsidiary of supplies or equipment which the Company or any Subsidiary reasonably anticipates will involve the annual payment of more than $10,000 after the date hereof;

(b) agreements or commitments for capital expenditures exceeding $10,000 or outside the Ordinary Course of Business;

(c) contracts or commitments to sell, lease, exclusively license out or otherwise dispose of any assets and properties of the Business, other than in the Ordinary Course of Business;

(d) collective bargaining agreements;

(e) any contract for the sale or license by the Company or any Subsidiary of any services or products of their Business which involved payments or fees in fiscal 2007 of more than $10,000;

(f) any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness or capital leases in excess of $25,000 principal amount, whether the Company or any Subsidiary shall be the borrower, lender or guarantor thereunder or whereby the assets of the Company, any Subsidiary or the Transferred Assets are pledged;

(g) any partnership, joint venture or other similar agreement or arrangement with any entity other than the Company or the Subsidiaries;

(h) any agreement containing covenants that in any way purport to (x) restrict the business activity of the Company, APRM (solely with respect to the Business) or any Subsidiary, including by preventing any of them from doing business with any insurance carrier, agent or broker or (y) limit the freedom of the Company, APRM (solely with respect to the Business), any Subsidiary or their respective Affiliates or employees (including the Transactors) to engage in any line or type of business or in any geographic area or with any Person;

(i) any contract providing for agency, brokerage, producer or other arrangements between the Company, APRM (solely with respect to the Business) or any Subsidiary and an insurance carrier or producer in any case providing for payments that may exceed $25,000 in any year;

(j) any employment, consulting, severance, change in control or other agreement with any employee (including the Transactors) or other service provider of the Company, APRM (solely with respect to the Business) or any Subsidiary, or any Affiliate Employee, in any case providing for payments that may exceed $25,000 in any year;

(k) any contract pursuant to which the Company, APRM (solely with respect to the Business) or any Subsidiary accepts, bears, participates in or shares any insurance risks;

(l) any contract pursuant to which the Company, APRM (solely with respect to the Business) or any Subsidiary provides services to insurance carriers other than as an insurance producer including agreements with respect to consulting services, self-insurance plans, insurance adjusting and risk purchasing groups;

(m) any material contract providing for the respective rights of the Company, APRM (solely with respect to the Business) the Subsidiary, the Transactors, any employees of the Company or the Subsidiary or any other Person to the Client accounts or Commission Rights;

(n) any material contract with the United States, state or local government or any agency or department thereof;

(o) any loans to officers or employees of the Business, the Company or its Subsidiaries; or

(p) any contracts or commitments that in any case is not terminable on at least 30 days prior written notice or involve payments or receipts of more than $25,000 per annum.

Section 5.14 Status of Contracts

.

(a) Except as set forth in Schedule 5.14(a), each of the leases, contracts, licenses and other agreements listed in Schedules 1.1, 5.9, 5.10, 5.11, 5.13 (other than 5.13(h)) and 5.17 (collectively, the “Business Agreements”) is in full force and effect (except as terminated prior to the Closing Date in accordance with its terms) and is valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  Each of the Company and the Subsidiaries has duly performed its obligations under the Business Agreements.  No party is in, or, to the Knowledge of Seller, alleged to be in, material breach or default under any of the Business Agreements.  No event has occurred that (with or without notice or lapse of time) may materially contravene, materially conflict with, or result in a material violation or material breach of, or give the Company, the Subsidiaries or any Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Business Agreement.  Seller has made available to Buyer a true and correct copy of each Business Agreement, together with all amendments, modifications and waivers related thereto.

(b) Neither Aon nor its Affiliate, as applicable, is in, or, to the Knowledge of Seller, alleged to be in, breach or default under the Business Agreements.

Section 5.15 ERISA

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(a) List of Plans.  Schedule 5.15(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any Affiliate Employee or any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any Subsidiary, or in which any Affiliate Employee or any employee of the Company or any Subsidiary participates or is eligible to participate, or under which the Company or any Subsidiary has or may have any obligation or liability, whether actual or contingent  (each, a “Company Plan”), and Seller has made available to Buyer either a true and correct copy of each such Company Plan or a summary plan description used in connection with such plan.  With respect to each Company Plan, (i) such plan has been maintained and operated in all material respects in compliance with the applicable requirements of the Code, ERISA, the regulations issued thereunder and any other Laws, and all contributions required to be made under the terms of any of the Company Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Pro Forma Financial Statements prior to the date of this Agreement and (ii) no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which the Company or the Subsidiaries could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other Law.

(b) Legal Actions.  As of the date hereof, no litigation or asserted claims against the Company exist, or to the Knowledge of Seller are threatened, with respect to any Company Plan (other than claims for benefits in the normal course of business).

(c) Title IV of ERISA.

(i) Except as set forth on Schedule 5.15(c), no Company Plan is a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (any such plan, a “Company Pension Plan”).  The Company and the Subsidiaries do not have, and have never had, any obligation to contribute to any Multiemployer Plan or union-sponsored welfare fund with respect to its employees.  None of the Company or any ERISA Affiliate has incurred or would reasonably be expected to incur any liability under or pursuant to Title IV of ERISA with respect to its employees that would reasonably be expected to have a Material Adverse Effect.  None of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(ii) With respect to each Company Pension Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is expected to occur, (B) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Pension Plan, (C) according to the latest actuarial information for 2008, each Company Pension Plan has a certified Adjusted Funding Target Attainment Percentage (AFTAP) of at least 80% as determined under the rules prescribed by the Pension Protection Act, (D) the Company and each ERISA Affiliate have made when due any “required installments” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, (E) neither the Company nor any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code, (F) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation (“PBGC”), and (G) no filing has been made by the Company or any ERISA Affiliate with the PBGC and no proceeding has been commenced by the PBGC to terminate any such Company Pension Plan and no condition exists which could constitute grounds for the termination of any such Company Pension Plan by the PBGC.

(d) Tax Qualification of Plans.  Each Company Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the IRS, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Knowledge of Seller, no fact or event has occurred that could adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e) Prohibited Transactions.  To the Knowledge of Seller, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan that could result in liability to the Company or the Subsidiaries.

(f) Change in Control.  Except as set forth on Schedule 5.15(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment, acceleration or creation of any rights of any Company Employee or any Affiliate Employee.  No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) or by any of the Buyer Ancillary Agreements, by any employee, officer, director or other service provider of the Company or the Subsidiaries or any Affiliate Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Retiree Health/COBRA.  Except as set forth on Schedule 5.15(g) and as may be required to comply with any applicable Law, no Company Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.  The Company and the Subsidiaries are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder (“COBRA”) and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including proposed regulations) thereunder.

(h) Code Section 409A.  Each Company Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.  All Aon stock options granted to employees of the Company or the Subsidiaries or to Affiliate Employees have been granted in compliance with all applicable Laws and the applicable equity incentive plan and have (or with respect to such options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to such options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of the underlying stock as of the date the option was granted (determined in accordance with applicable Laws, including, to the extent applicable, Section 409A of the Code).

(i) Classification.  The Company and the Subsidiaries have properly classified all individuals providing services to the Company and the Subsidiaries as employees or non-employees for all relevant purposes.

(j) Foreign Plans.  Neither the Company nor the Subsidiaries has sponsored, maintained, participated in, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States.

Section 5.16 Environmental Matters

.  Except as set forth in Schedule 5.16,

(a) each of Aon and Seller (in each case, solely with respect to the Business), the Company and the Subsidiaries are in compliance in all material respects with applicable Environmental Laws;

(b) neither the Company nor any Subsidiary nor, with respect to the Transferred Assets, Aon or its Affiliates, is subject to any judicial or administrative proceeding, or outstanding obligation under any outstanding order, judgment, decree or settlement, in each case, in each case alleging or addressing a violation of or Liability under any Environmental Law, and no notice of investigation has been received or, to the Knowledge of Seller, no investigation threatened by any Administrative Authority, and, to the Knowledge of Seller, there are no facts or circumstances relating to the Company, any Subsidiary or the Transferred Assets that could reasonably be expected to form the basis for any such judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or Liability under any Environmental Law involving the Company, any Subsidiary or the Transferred Assets;

(c) neither the Company nor any Subsidiary (nor Aon, Seller and their Affiliates, in each case, solely with respect to the Business) has received any written notice or claim of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any Release or threatened Release of a Hazardous Material, or alleged violation of or non compliance with Environmental Laws, nor to the Knowledge of Seller, is there any information which could reasonably form the basis of any such notice or claim; and

(d) Seller, the Company and the Subsidiaries have obtained all material Governmental Permits, if any, that are required under applicable Environmental Laws in connection with the Business.  Each of such Governmental Permits is in full force and effect and, the Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all such Governmental Permits.

The representations and warranties set forth in this Section 5.16 are Seller’s sole and exclusive representations regarding Environmental Matters.

Section 5.17 Employee Relations and Agreements

.

(a) Schedule 5.17 contains a true and complete listing of each employee of the Company and the Subsidiaries and each individual listed on Schedule 8.2(a) whose base compensation exceeded $250,000 during the twelve months ended December 31, 2007, along with their base compensation during such period.  Schedule 5.17 separately lists each Company Employee and each Affiliate Employee who is on short-term or long-term disability or any other leave of absence, or who is not otherwise an active employee.  With respect to each employee on any leave of absence, Schedule 5.17 lists the date on which such leave began and the type of leave.  Seller has made available to Buyer a true and complete list of all current Company Employees and Affiliate Employees which sets forth the following information with respect to each such individual: name, position, employer, date of hire, years of credited service, and base compensation.

(b) Except as set forth in Schedule 5.17, since January 1, 2000, neither the Company nor any Subsidiary is or has been a party to any labor contract or collective bargaining agreement having provisions covering its employees or is currently negotiating such an agreement; and the foregoing applies with respect to the Affiliate of Seller that employs the individuals listed on Schedule 8.2(a).

(c) Except as set forth in Schedule 5.17, no union or similar organization represents employees of the Company or any Subsidiary and, to the Knowledge of Seller, no such organization is currently attempting to organize or otherwise represent such employees; and the foregoing applies with respect to the Affiliate of Seller that employs the individuals listed on Schedule 8.2(a).

(d) Except as set forth in Schedule 5.17, (i) no complaint against the Company or any Subsidiary is currently pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or the Equal Employment Opportunity Commission or before any analogous entity in any country, (ii) there are no labor strikes, disputes, requests for representation, slowdowns, or stoppages actually pending or, to the Knowledge of Seller, threatened against the Company or any Subsidiary, and (iii) neither the Company nor any Subsidiary has caused an employee to suffer an “employment loss” (as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”)) or engaged in a “layoff”, “mass layoff”, “termination” or “relocation” (as those terms are defined in California Labor Code Section 1400) in the ninety (90) day period prior to the date of this Agreement; and the foregoing applies with respect to the Affiliate of Seller that employs the individuals listed on Schedule 8.2(a).

(e) The Company and the Subsidiaries are in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours.  There are no material controversies pending or, to the Knowledge of Seller, threatened between the Company or any Subsidiary and any of its respective current or former employees which have or could reasonably be expected to result in a proceeding before an Administrative Authority.  Seller has made available to Buyer true and correct copies of any written material relating to the material personnel policies of the Company and the Subsidiary.  The foregoing representations of this Section 5.17(e) apply with respect to the Affiliate of Seller that employs the individuals listed on Schedule 8.2(a).

(f) Except as set forth in Schedule 5.17, no director, officer or employee of the Company or any Subsidiary is a party to any employment or other agreement with the Company or the Subsidiary that entitles him or her to compensation or other consideration upon the acquisition by any Person of control of the Company or any Subsidiary; and the foregoing applies with respect to the Affiliate of Seller that employs the individuals listed on Schedule 8.2(a).

(g) Except as set forth on Schedule 5.17, no Transactor or director, officer or employee of the Company, APRM (solely with respect to the Business) or any Subsidiary has made or is required to make a filing with any Administrative Authority seeking an exemption or consent under 18 U.S.C. § 1033(e)(2).

(h) Except as set forth on Schedule 5.17, each of the Company, APRM (solely with respect to the Business) and the Subsidiaries has made all filings with all Administrative Authorities required to be made under all applicable Laws to appoint, endorse and authorize the Transactors to transact insurance on their behalf.

(i) Except as set forth in Schedule 5.17, no employee (including any Transactor) of the Company, APRM (solely with respect to the Business) or any Subsidiary has indicated in writing to Seller, the Company or the Subsidiary that such employee will be unable or unwilling to continue its relationship with the Company or the Subsidiary after the Closing Date.

(j) Except as set forth in Schedule 5.17, the Transactors are the only Persons transacting insurance on behalf of the Company, APRM (solely with respect to the Business) and the Subsidiary.

Section 5.18 No Undisclosed Liabilities

.  Neither the Company nor any Subsidiary nor the Transferred Assets is subject to any material Liabilities, other than Liabilities (i) set forth on the face of the Pro Forma 2007 Balance Sheet (rather than in any notes thereto), (ii) set forth in Schedule 5.18, or (iii) incurred since December 31, 2007 in the Ordinary Course of Business of the Company and the Subsidiaries, none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of any contract, breach of warranty, tort, infringement or violation of Law.

Section 5.19 Sufficiency of Assets

.  Except as set forth in Schedule 5.19, the assets and properties of the Company and the Subsidiaries, including the Transferred Assets, constitute all of the assets and properties necessary to operate the business of insurance brokerage or agency for individual consumers of automobile, motorcycle, property, flood, recreational vehicle, watercraft and umbrella insurance policies in the United States, as heretofore conducted by Aon, Seller, the Company, the Subsidiaries and their respective Affiliates (excluding any operating business that is not reflected in the revenues of the Company and its Subsidiaries in the Pro Forma Financial Statements) in the Ordinary Course of Business, other than assets and properties utilized to provide services under the Transition Services Agreement and the Software License.  Nothing in this Section 5.19 constitutes a representation or warranty with respect to title or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article V.

Section 5.20 Insurance

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(a) Schedule 5.20 is a true, complete and correct list of all policies of insurance currently providing coverage to the Company or the Subsidiaries.

(b) Schedule 5.20 describes any self-insurance arrangement for the transfer or sharing of any risk by the Company or the Subsidiary, other than a policy of insurance.

(c) Seller has made available a description of the loss experience since January 1, 2003 through July 1, 2008, under each policy listed in Schedule 5.20 providing coverage for errors and omissions or workers’ compensation claims, and a similar description of losses incurred under any self-insurance arrangements during that period.

(d) The Company and the Subsidiary currently maintain policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses, and including such levels of self-insured retention, as are in their judgment prudent and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date.

Section 5.21 No Brokers

.  Except for the services of Aon Capital Markets, none of the Company, the Subsidiaries or any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.  Seller is solely responsible for any payment, fee or commission that may be due to Aon Capital Markets in connection with the transactions contemplated hereby.

Section 5.22 Books and Records

.  The Books and Records of Aon, Seller and their respective Affiliates (solely with respect to the Business), the Company and the Subsidiaries, which Seller has made available to Buyer, are true, complete and correct and have been made and kept in accordance with sound business practices.  None of the Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of one or more employees of Seller, the Company or any Subsidiary.

Section 5.23 Affiliate Transactions

.  Except as disclosed in Schedule 5.23 hereto and except for services of the types to be provided under the Transition Services Agreement to Buyer after the Closing, (a) no director, officer or Affiliate of Seller, the Company or any Subsidiary or any Affiliate of any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities used or held for use in connection with the Company and the Subsidiaries or the Business, and (b) the Company and the Subsidiaries do not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate.

Section 5.24 Competing Transactions

.  None of Seller, the Company or any Subsidiary is a party to or bound by any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any possible business combination involving the Company or the Subsidiary or the sale of substantially all the assets or shares of the Company or any Subsidiary (a “Competing Transaction”) (other than this Agreement) and Seller, the Company and the Subsidiaries have terminated all discussions with any third party (other than Buyer), if any, regarding any Competing Transaction.

Section 5.25 Client Accounts

.  Except as set forth in Schedule 5.25, (i) the Client accounts are direct accounts of the Company, APRM (solely with respect to the Business) and the Subsidiaries, (ii) none of the Clients has been brokered to the Company, APRM (solely with respect to the Business) or any of the Subsidiaries by any third party, and (iii) no other Person (including any Transactor or other employee of the Company, APRM (solely with respect to the Business) or any of the Subsidiaries) owns or otherwise has any right, title or interest in or to the Commission Rights.

Section 5.26 Insurer/Producer Relationships; Insurer Appointments; Broker Authority

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(a) Schedule 5.26(a) sets forth a true and complete list of (i) each insurance company or producer for which the Company, APRM (solely with respect to the Business) or any of the Subsidiaries produces or subproduces business, setting forth the name of each such Person and the total gross premiums produced by the Company, APRM (solely with respect to the Business) or any of the Subsidiaries or the Business for each such Person during the 12 months ended December 31, 2007, and 8 months ended August 31, 2008, and (ii) each insurance company that has appointed the Company, APRM (solely with respect to the Business) any of the Subsidiaries or a Transactor as such insurance company’s agent as well as the Administrative Authority with which such appointment was filed.

(b) The insurer appointments identified on Schedule 5.26(a) constitute all of the appointments that the Company, APRM (solely with respect to the Business) any of the Subsidiaries and the Transactors require to conduct the Business (the “Required Appointments”), each such Required Appointment is valid and binding in accordance with its terms on the parties thereto, and there has been no notice in writing that any such Required Appointment will be, nor, to the Knowledge of Seller, do any grounds exist, which could reasonably be expected to result in any such Required Appointment being, revoked, rescinded or terminated.

(c) Each of the Company, APRM (solely with respect to the Business) and any of the Subsidiaries acts as an agent (and not as a broker) for each insurance company that has appointed it as an agent of such insurance company.  Each of the Business, the Company, APRM (solely with respect to the Business) and the Subsidiaries acts as a broker with respect to the placement of insurance on behalf of any Client with any insurance company that has not appointed it as an agent of such insurance company.

(d) Neither the Company, APRM (solely with respect to the Business) nor any of the Subsidiaries is a party to any agreement which prevents it from doing business with any insurance company or producer.  Neither the Company, APRM (solely with respect to the Business) any of the Subsidiaries nor, to the Knowledge of Seller, any Transactor is bound, or committed to bind, any insurance coverage in connection with any Policy which exceeds its binding authority in respect thereof.  Neither the Company, APRM (solely with respect to the Business) any of the Subsidiaries nor, to the Knowledge of Seller, any Transactor is in default under any material obligations to any insurance company or producer through which it places insurance, nor does any insurance company or producer claim that any such default exists.

(e) All Policies with respect to the Business are transacted by AIS or APRM.

Section 5.27 Certain Compensation Arrangements

(a) Schedule 5.27 sets forth a true and complete list of each insurance company or producer that paid any contingent, volume-based or profit-based commissions or any commissions that are not based on a fixed percentage of new and renewal premium (collectively, “Contingent Commissions”) to the Company, APRM (solely with respect to the Business) or the Subsidiaries since April 1, 2005, setting forth the names of each such Person paying such Contingent Commissions and the amount and type of Contingent Commissions paid to the Company, APRM (solely with respect to the Business) or the Subsidiaries.

(b) Neither the Company, APRM (solely with respect to the Business)  the Subsidiaries nor any of the Transactors charges, collects or receives any Broker Fees from any Client with respect to insurance placed with an insurance company that has appointed the Company, APRM (solely with respect to the Business) any of the Subsidiaries or any of the Transactors to act as an agent of such insurance company.

Section 5.28 Fiduciary Funds

(a) Schedule 5.28(a) sets forth a complete and accurate list of all premium trust accounts maintained by the Company, APRM (solely with respect to the Business) and the Subsidiaries.

(b) Except as disclosed in Schedule 5.28(b), each premium trust account maintained by the Company, APRM (solely with respect to the Business) and the Subsidiaries is, and has during the past five (5) years been, fully funded and maintained in accordance with all applicable Laws.

Section 5.29 Transferred Assets

.  Aon, or one of its Affiliates, has good and marketable title to each item of equipment and other tangible personal property included in the Transferred Assets, and as of the Closing Date, the Company or the Subsidiaries will have good and marketable title to such Transferred Assets.

Section 5.30 Internal Controls

.  The Company and the Subsidiaries each maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Aon and Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Aon and Seller as follows, which representations and warranties are, as of the date hereof, and will be as of the Closing Date, true and correct:

Section 6.1 Organization of Buyer

.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of California.  Buyer has full corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement.

Section 6.2 Authority of Buyer; Conflicts

.

(a) Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors.  No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby or thereby.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery by Aon and Seller) is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

(i) assuming that all necessary consents, approvals, authorizations and other actions described in Section 6.2(b)(ii) have been obtained, all filings and notifications described in Section 6.2(b)(ii) have been made and any applicable waiting period has expired or been terminated, result in a material violation or material breach of the terms, conditions or provisions of, or materially conflict with, or constitute a material default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of material rights or requirement of notice under, or result in the creation or imposition of any material Encumbrance upon Buyer, or any assets of Buyer, under (1) the charter or by-laws of Buyer, (2) any agreement, contract, license, Governmental Permit, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject, (3) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or by which it is bound, (4) any Court Order to which Buyer is a party or by which it is bound or (5) any Law affecting Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Administrative Authority, except for (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the California Department of Insurance (to the extent required) and (3) the Texas Department of Insurance.

Section 6.3 No Violation, Litigation or Regulatory Action

.  Except as set forth in Schedule 6.3:

(a) Buyer has complied with all applicable Laws and Court Orders, other than those instances of noncompliance which would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(b) as of the date hereof, there is no action, claim, litigation, order, labor dispute, arbitral action, government audit, inquiry, criminal proceeding, suit, hearing, proceeding or investigation pending or, to the knowledge of Buyer, threatened against, related to or affecting Buyer or its subsidiaries which is reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.4 Investment Intent

.  Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof.  Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

Section 6.5 Financial Ability

.  Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6 No Brokers

.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1 Access to Information

.  Seller shall and shall cause the Company and the Subsidiaries to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business, the Company, the Subsidiaries, APRM (solely with respect to the Business) and the Transferred Assets and shall promptly furnish or cause to be furnished to Buyer or its authorized representatives such additional information concerning the Business, the Company and the Subsidiaries, APRM (solely with respect to the Business) and the Transferred Assets as shall be reasonably requested, including, within ten (10) days after the end of each month, a copy of the income statement and balance sheet for such month and the fiscal year to date of the Company and the Subsidiaries, prepared in a manner and containing information consistent with the Company’s and the Subsidiaries’ current practices; provided, however, that Buyer shall not, without the prior written consent of Seller, contact or communicate with any vendor, customer or other business partner of the Company or the Subsidiaries with respect to or in connection with the transactions contemplated by this Agreement.  Buyer agrees that (A) such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of Seller, the Company and the Subsidiaries; and (B) Seller, the Company and the Subsidiaries shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the Ordinary Course of Business.  The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

Section 7.2 Notification

.  Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.  Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, the Subsidiaries, Seller or Buyer, as the case may be, that would have been listed in Schedule 5.12 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 7.3 Consents of Third Parties; Governmental Approvals

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(a) Seller and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than an Administrative Authority) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Aon, Seller, the Company, the Subsidiaries, on one hand, or Buyer, on the other hand, or any of their respective Affiliates, to expend money in excess of $125,000 in the aggregate.

(b) During the period prior to the Closing Date, each of Buyer and Seller  shall act diligently and reasonably, and upon the request of the other party, shall use its reasonable efforts to cooperate, in attempting to secure any consents and approvals of any Administrative Authority required to be obtained by Buyer or Seller in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Sections 9.3 and 10.3.  In connection therewith and subject to Section 7.3(c), each of Buyer and Seller shall use its commercially reasonable efforts to make all such filings no later than 45 business days after the date hereof and in any event prior to the Closing Date.  Prior to filing any materials or documents with any Administrative Authority, each of Buyer and Seller shall afford the other party a reasonable opportunity (no less than three business days) to review and comment on such materials or documents; provided; that such materials or documents do not contain or reveal confidential information of Buyer, the Company, the Subsidiaries or any of their respective Affiliates in which event such materials or documents shall be provided on a confidential basis solely to the other party’s outside counsel, subject to entering into a mutually agreeable joint defense agreement.

(c) Buyer and Seller shall use their reasonable best efforts to file not more than 10 business days after the date hereof with the Federal Trade Commission and the Antitrust Division of the Department of Justice the Notification and Report Form and other information required to be filed under the HSR Act.  Each party warrants that all such filings by it will be, as of the date filed, true, complete and accurate and in substantial compliance with the requirements of the HSR Act.  Each of Buyer and Seller agrees to file as promptly as reasonably practicable any additional information requested by such Administrative Authorities under the HSR Act (including information requested pursuant to any request for additional information), to make available to the other such information as each of them may reasonably request relative to its business, assets and properties as may be required of each of them “to substantially comply” with such “request for additional information” (including information required pursuant to any such request for additional information) and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable after the date hereof.

(d) Each of Buyer and Seller shall (i) permit the other to review in advance any proposed written communication by such party or their respective advisors to any Administrative Authority relating to the subject matter of this Agreement, (ii) promptly notify the other party of any written communication it or any of its Affiliates (or their respective advisors) receives from any Administrative Authority relating to such matters and (iii) provide to the other copies of all correspondence, filings or written communications between it or any of its Affiliates (or their respective advisors) and any such Administrative Authority relating to this Agreement or any of the matters described in this Section 7.3(d); provided that such correspondence, filings or written communications do not contain or reveal confidential information of Buyer or the Company, the Subsidiaries, or any of their respective Affiliates, respectively, in which event such materials or documents shall be provided on a confidential basis solely to the other party’s outside counsel, subject to entering into a mutually agreeable joint defense agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the transactions contemplated by this Agreement, (i) without the prior written consent of Buyer, none of Seller, the Company, the Subsidiaries nor any of their Affiliates shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, provided that Buyer’s consent shall not be required if (A) neither the Company, the Subsidiaries nor the Business shall bear any Liability or responsibility arising from or relating to the matters relating to such consent and (B) no commitment or agreement is made in connection with such consent that would have an ongoing impact on Buyer, the Company, the Subsidiaries or the Transferred Assets, and (ii) neither Buyer nor any of its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.  The foregoing shall not negate any obligation of a party to pay any filing fee to any Administrative Authority.

(f) Notwithstanding anything to the contrary in this Agreement, in connection with seeking or attempting to obtain any necessary approvals or clearances or non-action of any Administrative Authority (including under the HSR Act) or to resolve or eliminate any objection, order or injunction, neither Buyer nor any of its Affiliates shall be required to sell, hold separate or otherwise dispose of or conduct or agree to conduct its business in any specified manner or enter into or agree to enter into a voting trust arrangement, proxy arrangement, or similar agreement or arrangement, nor shall the Buyer or any of its Affiliates be required to agree to , sell, hold separate or otherwise dispose of or conduct its or agree to conduct in any specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the Company or any of its Affiliates or the business or any material assets of the Buyer, the Company or any of their Affiliates, nor shall Seller, the Company or any of its Affiliates enter into or agree to any such agreement or arrangement.

Section 7.4 Transferred Assets

.  Aon and Seller shall cause the Transferred Assets to be transferred to the Company or the Subsidiaries prior to the Closing Date, free from Encumbrances, except for Permitted Encumbrances.  In addition, prior to the Closing Date, Aon and Seller shall use commercially reasonable efforts to:

(a) cause ASPN to make all filings with all Administrative Authorities required to be made under all applicable Laws to appoint, endorse and authorize the APRM Transactors to transact insurance on ASPN’s behalf;

(b) cause ASPN to make all filings with all Administrative Authorities required to be made under all applicable Laws to authorize ASPN to broker insurance (including the filing of any bonds with any Administrative Authorities that require such filings in order to broker insurance);

(c) cause the APRM Insurer/Producer Contracts to be assigned to ASPN and in connection therewith obtain the written consent of the insurers or producers that are parties to such APRM Insurer/Producer Contracts, to the extent required by the terms thereof, and take such other actions as required to legally assign the APRM Insurer/Producer Contracts to ASPN; and

(d) cause each insurance company that has appointed APRM or any APRM Transactor as such insurance company’s agent with any Administrative Authority in respect of the Business to make a filing with such Administrative Authority to appoint ASPN as such insurance company’s agent.

Section 7.5 Operations Prior to the Closing Date

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(a) Except as set forth in Schedule 7.5 or as contemplated by this Agreement or except with the written approval of Buyer, Seller shall cause the Company and the Subsidiaries to operate and carry on their Business in the Ordinary Course of Business and substantially as operated immediately prior to the date of this Agreement.  Consistent with the foregoing, Seller shall cause the Company and the Subsidiaries to use their reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company and the Subsidiaries.

(b) Notwithstanding Section 7.5(a), except as set forth in Schedule 7.5, as contemplated by this Agreement or with the written consent of Buyer (any request for which Buyer will consider in good faith), Seller shall not permit the Company and the Subsidiaries to:

(i) sell, lease (as lessor), transfer, assign or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of its assets, tangible or intangible, except for (i) assets sold or otherwise disposed of in the Ordinary Course of Business for fair consideration and (ii) Permitted Encumbrances;

(ii) cancel, compromise, waive or release any debts owed to or rights or claims held by it (including the settlement of any claims or litigation) outside the Ordinary Course of Business;

(iii) create, incur or assume, or agree to create, incur or assume, any Indebtedness or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13) or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right under, any Indebtedness of or owing to the Company or the Subsidiaries;

(iv) except (i) as set forth in Schedule 7.5(b)(iv) or (ii) for any compensation and employment practices applied generally for Aon, institute any increase in any benefit provided under any Company Plan, other than in the Ordinary Course of Business;

(v) make, or agree to make, any distribution or other disposition of assets (other than cash or cash equivalents) to Seller or any of its Affiliates;

(vi) make any change in the compensation of their employees, other than changes made in accordance with normal compensation practices or pursuant to existing commitments under plans or arrangements disclosed on Schedules 5.15 or 5.17 and consistent with past compensation practices, including any (i) increase in the cash compensation payable or to become payable to or for the benefit of any such employees; (ii) increase in the security or tenure of employment; or (iii) increase in the amount payable to any such employees upon the termination of their employment, in each case, except for any compensation and employment practices applied generally for Aon;

(vii) enter into or adopt any employment, consulting, severance, or change in control agreement, any Company Plan or any collective bargaining agreement (other than ordinary course at-will employment arrangements not providing for any severance or change in control payments), or modify in any material respect the terms of any existing such contract, plan or agreement, or grant any rights to severance, termination or change in control payments, other than with respect to employees who are not officers, executives or key employees, other than in the Ordinary Course of Business;

(viii) make any change in their charters or by-laws or issue any capital stock (or securities exchangeable, convertible or exercisable for capital stock);

(ix) make, or agree to make, (i) any acquisition, disposition, lease, transfer or assignment of any material assets or properties used or held for use in the conduct of the Business, or (ii) any creation or incurrence of any Encumbrance, other than a Permitted Encumbrance, on any of such assets or properties,

(x) make any change in (i) the accounting policies applied in the preparation of the Pro Forma Financial Statements, unless such change was required by GAAP, (ii) any accounting, financial reporting or allowance related practice or policy of the Business or (iii) any method of calculating any bad debt, contingency or other reserve of the Business for accounting, or financial reporting related purposes;

(xi) make or change any material Tax election; change any annual Tax accounting period; adopt or change any material method of Tax accounting; amend any material Tax Returns or file any material claims for Tax refunds; enter into any closing agreement, Tax allocation agreement, Tax sharing agreement or material Tax indemnity agreement; settle or compromise any material Tax claim, audit, notice or assessment; extend or waive any statute of limitations period applicable to any material Tax claim or assessment or any right to claim a material Tax refund; or surrender any offset or other reduction in Tax liability, in each case specific to or affecting the Company or any Subsidiary;

(xii) enter into any transaction with any officer, director or Affiliate of Seller or any Affiliate of any such officer, director or Affiliate, except in the Ordinary Course of Business;

(xiii) enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) outside the Ordinary Course of Business;

(xiv) make any investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related investments, loans, or acquisitions) outside the Ordinary Course of Business;

(xv) accelerate, terminate, modify, or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(xvi) make any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(xvii) transfer, assign, or grant any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(xviii) cause any employee to suffer an “employee loss” (as that term is defined in WARN); or engage in a “layoff”, “mass layoff”, “termination” or “relocation” (as those terms are defined in California Labor Code Section 1400); or

(xix) enter into any agreement, whether oral or written, by the Company or the Subsidiary to do any of the things described in the preceding clauses (i) through (xviii) other than as expressly provided for herein.

Section 7.6 Termination of Certain Intercompany Indebtedness

.  At or prior to the Closing, Seller shall release, cancel, terminate or otherwise settle all intercompany Indebtedness and owed by the Company and the Subsidiaries to Seller or any of its Affiliates (other than the Company and the Subsidiaries) as of the Closing Date, and Seller shall cause the Company and the Subsidiaries to release, cancel, terminate or otherwise settle all intercompany Indebtedness owed by Seller or any of its Affiliates (other than the Company and the Subsidiaries) to the Company and the Subsidiaries as of the Closing Date.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Tax Matters

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(a) Liability for Taxes.

(i) Seller shall be liable for, pay, indemnify and hold harmless each Buyer Group Member against, (A) any and all Taxes imposed on the Company or the Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state or local law as a result of the Company or the Subsidiaries having been a member of the Aon or any other consolidated group and any and all Taxes imposed on the Company or the Subsidiaries as a transferee or successor, by contract, or otherwise, and (B) any and all Taxes of  the Company or the Subsidiaries, or for which the Company or the Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, including any Section 338 Taxes; provided, however, that Seller shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against (I) any Taxes (other than any Section 338 Taxes) of the Company or any of its Subsidiaries that result from an election under Section 338(a) of the Code or any similar provisions of state, local or foreign law (other than, for the avoidance of doubt, an election under Section 338(h)(10) of the Code) made unilaterally by Buyer, (II) any Taxes imposed on the Company or the Subsidiaries or for which the Company or the Subsidiaries may otherwise be liable as a result of transactions engaged in or directed by Buyer after the Closing to the extent such transactions are outside the ordinary course of business and not otherwise contemplated by this Agreement (the Taxes described in clauses I and II hereof being referred to as “Excluded Taxes”), and (III) any Taxes (excluding, for the avoidance of doubt, any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company or any Subsidiaries to the extent the liability for such Taxes are reflected in the calculation of Final Net Working Capital.  Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date to the extent such refund is not reflected in the calculation of the Final Net Working Capital.

(ii) Buyer shall be liable for, pay, indemnify, and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on the Company or the Subsidiaries or for which the Company or the Subsidiaries may otherwise be liable for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes.

(iii) Whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiaries for a Straddle Period under this Agreement, the portion of such Taxes that relates to the portion of the Straddle Period ending on and including the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable year or period multiplied by a fraction the numerator of which is the number of days in the taxable year or period ending at the close of the Closing Date and the denominator of which is the number of days in the entire taxable year or period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable year or period ended at the close of the Closing Date.  The portion of such Taxes that relates to the portion of the Straddle Period beginning after the Closing Date shall be equal to the actual tax payable for the entire Straddle Period less the portion attributable to the period ending on the Closing Date.

(iv) Any real property or gains Tax (other than any income or similar Taxes), sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement shall be borne one-half by Seller and one-half by Buyer.

(b) Tax Returns.

(i) Aon shall include the income of the Company and the Subsidiaries on its consolidated federal income Tax Return for all Tax years or periods ending on (and including) or prior to the Closing Date.  Seller and Aon shall cause the Company and the Subsidiaries to join in Aon’s consolidated federal income Tax Return, and in jurisdictions requiring separate reporting from Aon, to file separate company state and local income Tax Returns. Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all income Tax Returns required to be filed with respect to the Company and the Subsidiaries for taxable years or periods ending on or prior to the Closing Date. Seller shall prepare such Tax Returns consistent with past practice of the Company and the Subsidiaries and shall provide Buyer pro forma copies of such Tax Returns (or relevant excerpts of such Tax Returns) prior to the filing thereof and to the extent such Tax Returns are separate Company Income Tax Returns, shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Seller shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns to the appropriate taxing authority.

(ii) Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and the Subsidiaries after the Closing Date and all Straddle Period Tax Returns. Buyer shall permit Seller to review and comment on each such Tax Return relating to a taxable year or period ending on or prior to the Closing Date or relating to the portion of the Straddle Period ending on the Closing Date prior to filing such Tax Return and shall make such changes as are reasonably requested by Seller.  Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns to the appropriate taxing authority.  Subject to Section 8.1(a), Seller shall pay to Buyer, within fifteen (15) days after the date on which such Taxes are paid, that amount equal to the Taxes of the Company and the Subsidiaries attributable to taxable years or periods ending on or prior to the Closing Date or the portion of the Straddle Period ending on the Closing Date.

(iii) Unless otherwise required by applicable Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or the Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or the Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller to the extent such amendment, refiling or modification could increase the Tax liabilities for which Seller may be liable under this Agreement.

(iv) Buyer shall promptly cause the Company and each Subsidiary to prepare and provide to Seller such Tax information as Seller reasonably requests to enable Aon to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i).  Buyer shall cause such information to be delivered to Aon as soon as practicable after such request; provided, however, so long as Seller makes such request at least 90 days prior to the due date of the relevant Tax Return, Buyer shall provide such information no later than 60 days prior to the date the relevant Tax Return is required to be filed (after taking into account all applicable extensions).

(c) Contest Provisions.

(i) Buyer shall promptly notify Aon in writing upon receipt by Buyer, any of its Affiliates, the Company or the Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments (“Tax Contest”) relating to taxable periods ending on or before the Closing Date or which might otherwise affect the Tax liabilities for which Aon may be liable pursuant to this Section 8.1; provided, however, that a failure to give such notice will not affect the rights of Buyer, the Company or the Subsidiaries to indemnification under this Agreement except and only to the extent that such failure impairs the ability of Aon or Seller to contest such Tax Contest.

(ii) Aon shall have the right to represent the Company’s and the Subsidiaries’ interests in any Tax Contest or court proceeding relating to Taxes for which Seller may be liable pursuant to this Section 8.1, and to employ counsel of its choice at its own expense; provided, however, that if any of the issues raised in such Tax Contest or court proceeding (other than a Tax Contest or court proceeding relating to a combined, consolidated or unitary return that includes an entity other than the Company or the Subsidiaries) could have a material impact on Taxes or Tax positions of Buyer, the Company or the Subsidiary for a taxable year or period ending after the Closing Date, then Buyer shall have the right to participate at its own expense in the conduct and resolution of such Tax Contest or court proceeding.  In the case of a Straddle Period, Seller shall be entitled to participate at its own expense in any Tax Contest or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date.  If Seller or Aon shall have the right to control the conduct and resolution of any Tax Contest but elect in writing not to do so, then Buyer shall have the right to control the conduct and resolution of such Tax Contest, provided that Buyer shall keep Seller informed of all developments on a timely basis and shall not settle any such Tax Contest without the approval of Seller (which approval shall not be unreasonably withheld) if such Tax Contest could result in any indemnification obligation for Seller.  Notwithstanding the foregoing, Seller shall not settle or compromise any Tax Contest if such settlement or compromise would adversely affect the Taxes or Tax position of Buyer, the Company or any Subsidiary for a taxable year or period ending after the Closing Date without Buyer’s prior written consent (which consent shall not be unreasonably withheld) unless Seller agrees to indemnify Buyer from and against such adverse effect.

(d) Assistance and Cooperation.  After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to):

(i) assist the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii) cooperate fully in preparing for any Tax Contest or disputes with taxing authorities regarding any Tax Returns of the Company and the Subsidiaries;

(iii) retain and make available to the others and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiaries;

(iv) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided under Section 8.1(d)(iii).  Buyer, the Company and the Subsidiary and Seller agree (a) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Administrative Authority; (b) to deliver or make available to Buyer at Closing, copies of all such books and records; and (c) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company, the Subsidiary or Seller, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense; and

(v) timely sign and deliver such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(iv) (relating to sales, transfer and similar Taxes).

(e) Election Under Section 338(h)(10).

(i) Seller and Buyer shall make, or cause to be made, a timely and effective joint election for the Company and each Subsidiary under Section 338(h)(10) of the Code and under any applicable similar provisions of foreign, state or local law with respect to the purchase of the Shares (all such elections being referred to collectively as a “Section 338(h)(10) Election”).

(ii) As soon as practicable, Buyer shall prepare Internal Revenue Service Form 8023, required schedules thereto (including Internal Revenue Service Form 8883) and any similar forms necessary to effectuate the Section 338(h)(10) Election under applicable state and local laws (collectively, the “Section 338(h)(10) Election Forms”).  Seller shall cooperate with Buyer in the preparation of the Section 338(h)(10) Election Forms and shall deliver duly completed, executed copies thereof on the Closing Date.  Buyer and Seller shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules, and other documents as may be required) to effect and preserve the Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax laws and shall take no action inconsistent therewith except to the extent required pursuant to a “determination” as defined in Section 1313(a) of the Code or any similar provision of any state, foreign or local law.

(iii) As soon as practicable following the Closing, Buyer shall prepare and deliver to Seller a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations promulgated under Section 338 of the Code) and a proposed allocation of the ADSP among the assets of the Company and the Subsidiary (the “Allocation Schedule”).  The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Seller except to the extent, if any, that Seller or Seller’s accountants shall have delivered within 30 days after the date on which the Allocation Schedule is delivered to Seller, a written notice to Buyer stating each and every item to which Seller takes exception (it being understood that any amounts not disputed shall be final and binding).  If a change proposed by Seller is disputed by Buyer, then Buyer and Seller shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Seller and Buyer shall submit the dispute to the Independent Accountants to resolve any remaining disputes.  The decision of the Independent Accountants shall be final and binding.  Buyer and Seller each agrees that promptly upon receiving the final and binding Allocation Schedule (the “Final Allocation”) it shall return an executed copy thereof to the other party.  Each of Buyer, the Company, the Subsidiary and Seller agrees to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule or the Final Allocation, if any, and shall not take any action inconsistent therewith upon audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a “determination” as defined in Section 1313(a) of the Code or any similar provision of any foreign, state or local law.

(f) LLC Transaction.  At any time prior to the Closing Date, Buyer may request in writing that Seller, and Seller agrees that upon receipt of any such request, it will use commercially reasonable efforts to restructure the transactions contemplated by this Agreement as the sale by Seller and a purchase by Buyer of membership interests in an LLC Transaction.  The “LLC Transaction” shall refer to a transaction consummated in the following form: (i) prior to the Closing, Seller shall cause each of the Company and its Subsidiaries to (and each of the Company and its Subsidiaries shall) convert to a limited liability company (an “LLC”) whose separate existence from Seller is disregarded for federal income tax purposes, and (ii) Seller shall sell, transfer, assign, convey and deliver the membership interests (the “Interests”) in each such LLC to Buyer, and Buyer shall purchase and accept such Interests from Seller for the consideration set forth in Section 3.1 of this Agreement.  If an LLC Transaction is consummated, (i) any Taxes resulting from the LLC Transaction shall be treated as “Section 338 Taxes” for purposes of this Agreement, (ii) the Section 338(h)(10) Election required pursuant to Section 8.1(e) shall not be made, and (iii) the Parties shall report the LLC Transaction as the purchase and sale of all of the Interests in each LLC for federal and state Tax purposes.  Buyer shall reimburse Seller for any additional costs incurred in connection with such an LLC Transaction that would not have been incurred but for the LLC Transaction.

Section 8.2 Employee Matters

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(a) Continued Employment.  As of the Closing Date, Buyer agrees to, or to cause an Affiliate of Buyer to, continue to employ as a successor employer all of the employees of the Company and the Subsidiaries (including all such employees who are on vacation, leave or other authorized absence and have rights to reinstatement in accordance with the established written policies of the Company and the Subsidiaries or applicable law on return from any vacation, leave or other authorized absence), (the “Company Employees”), other than the Excluded Employees, and, to the extent not transferred to the Company or the Subsidiaries prior to the Closing Date, shall offer employment to the Affiliate Employees that are listed on Schedule 8.2(a), other than the Excluded Employees, on terms and conditions which Buyer shall determine in its sole discretion (all such employees listed in Schedule 8.2(a) who accept Buyer’s or its Affiliate’s offers of employment and all Company Employees, in each case other than the Excluded Employees, are referred to collectively as the “Transferred Employees”); provided, however, that any Company Employee and any Affiliate Employee that is on short-term disability or other leave as of the Closing Date shall not become a Transferred Employee unless and until such employee returns to active employment.  Effective prior to the Closing Date, Seller shall take all necessary action to (i) transfer or cause the transfer of the employment of the Affiliate Employees to the Company or the Subsidiaries, and (ii) transfer or cause the transfer of the employment of the Excluded Employees to Seller or an Affiliate of Seller (other than the Company or the Subsidiaries) or terminate the employment of the Excluded Employees.  Subject to applicable Law, Seller shall provide Buyer with reasonable access to the facilities and personnel records of Seller, the Company and the Subsidiaries with respect to the Company Employees and the Affiliate Employees.  Access will be provided by Seller upon reasonable prior notice during normal business hours.  Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates (including the Company and the Subsidiaries) shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b) Buyer Benefit Plans.  For a period of at least one year following the Closing Date, Buyer shall provide, or cause an Affiliate of Buyer to provide, the Transferred Employees with employee benefits (including, for the avoidance of doubt, retirement, welfare and fringe benefits) that are at least substantially comparable in the aggregate to those benefits provided to similarly situated employees of Buyer or its Affiliates.

(c) Company Plans.

(i) Except as otherwise specifically provided in this Agreement, Seller shall be solely responsible for all Company Plans and Company Pension Plans and all obligations and liabilities thereunder, and neither Buyer nor any of its Affiliates shall have or assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in the assets of, any Company Plans or Company Pension Plans.  Effective immediately prior to the Closing, except as otherwise specifically provided in this Agreement or as otherwise required by applicable Law, Seller, the Company and the Subsidiaries shall take all necessary action to cause all Transferred Employees to cease any active participation in, and any benefit accrual under, all Company Plans; provided, however, that if Buyer does not sponsor a retiree medical plan for pre-age 65 or post-age 65 retirees, then otherwise eligible Transferred Employees may apply for coverage on or before December 31, 2009 under Aon’s U.S. retiree medical plan and will be granted age and service credit for their employment with Buyer or its Affiliates for eligibility purposes.

(ii) Seller and/or its Affiliates (other than the Company and the Subsidiaries) shall retain the sponsorship of all Company Plans that are tax-qualified defined contribution plans (the “Aon DC Plans”), and shall make distributions under the Aon DC Plans to Company Employees and Affiliate Employees in accordance with the terms of the Aon DC Plans and the applicable provisions of the Code.  To the extent permitted by the terms of one or more tax-qualified defined contribution plans maintained by Buyer or an Affiliate of Buyer in which Transferred Employees are eligible to participate following the Closing Date (the “Buyer DC Plans”), Transferred Employees may elect to make direct rollovers of “eligible rollover distributions” (as defined in the Code and applicable Laws) from the Aon DC Plan(s) to the Buyer DC Plan(s).  Seller agrees not to, and to cause its Affiliates not to, place any plan loans to the Transferred Employee under the Aon DC Plans in default for at least 90 days following the Closing Date.

(d) Severance Benefits.   Without limiting the generality of the foregoing, Seller shall be solely responsible for all severance and similar obligations under any Company Plan that becomes payable as a result of the termination of employment of any Company Employee or Affiliate Employee (including Transferred Employees) or any Excluded Employee in connection with the transactions contemplated by this Agreement

(e) Welfare Benefits.  Seller or one of its Affiliates (other than the Company and the Subsidiaries) shall retain responsibility and all obligations and liabilities under the Company Plans that are Welfare Plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferred Employees and their eligible dependents but only to the extent the claims were incurred prior to the Closing Date.  Buyer and its Affiliates shall be responsible for all other welfare benefit claims made by the Transferred Employees and their eligible dependents under Welfare Plans maintained by Buyer to the extent such claims were incurred on or after the Closing Date.  Seller shall retain the obligation for short-term disability or sick pay for Company Employees who are on short-term disability leave or receiving sick pay as of the Closing Date.  Notwithstanding the immediately preceding sentence, on and after the Closing Date, Buyer shall have the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for, all other welfare benefits and salary continuation benefits for all Transferred Employees who are not actively at work as of the Closing Date (and, for the avoidance of doubt, the parties agree that Buyer shall have no such liability with respect to any Company Employee or any Affiliate Employee that is on short-term disability or other leave as of the Closing Date unless and until such employee returns to active employment and becomes a Transferred Employee).

(f) Credit for Service.  To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance and similar benefits, but not for purposes of defined benefit pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Transferred Employees, following the Closing Date such plan, program or arrangement shall, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date, credit such Transferred Employees for service earned on and prior to the Closing Date with the Company, the Subsidiaries, any of their respective Affiliates or any of their respective predecessors to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar Company Plans, except to the extent such credit would result in a duplication of benefits.

(g) Preexisting Conditions; Coordination.  Following the Closing Date, Buyer shall, or shall cause its Affiliates to, waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Transferred Employees and their eligible dependents to the extent that such limitations did not apply or were satisfied under the corresponding Company Plan.  Following the Closing Date, Buyer shall recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its health and dental plans (the “Buyer Plans”), deductible and out of pocket expenses paid by Transferred Employees and their respective dependents under health and dental Company Plans in the calendar year in which the Closing Date occurs to the extent the Transferred Employees participate in any such Buyer Plans in such same calendar year.

(h) Vacations.  Buyer shall, or shall cause its Affiliates to, recognize and provide all accrued but unused vacation of each Transferred Employee as of the Closing Date to the extent that such accrued vacation is reflected on the Closing Balance Sheet as finally determined on the Final Resolution Date, and such Transferred Employee is employed by the Company or the Subsidiaries as of the Closing Date.  Seller shall be responsible for the payment of any accrued but unused vacation as of the Closing Date of any Transferred Employee who is not an employee of the Company or the Subsidiaries as of the Closing Date; otherwise, neither Seller nor its Affiliates shall have any obligation or liability to pay or provide any vacation payments claimed on or after the Closing Date.

(i) Bonuses.  Buyer shall, to the extent that such bonuses and commissions are reflected on the Closing Balance Sheet as finally determined on the Final Resolution Date, pay to the Transferred Employees the bonuses and commissions they earn under the Company bonus and commission programs with respect to the bonus and commission determination periods that include the Closing Date.

(j) Flexible Spending Account Program.  Seller or one of its Affiliates maintains a plan qualified under Section 125 of the Code (the “Seller Flexible Spending Account Plan”) that includes flexible spending accounts of Transferred Employees for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”).  In the event that the Closing Date occurs on or after the first payroll date for Transferred Employees in 2009 (the “First Payroll Date”), then (i) as of the Closing Date, Buyer shall, or shall cause its Affiliates to, establish or maintain a Flexible Spending Account program (the “Buyer Flexible Spending Account Plan”) for each Transferred Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Seller Flexible Spending Account Plan, and (ii)  as soon as reasonably practical following the Closing Date, Seller shall transfer or cause to be transferred to a Buyer Flexible Spending Account Plan designated by Buyer cash equal to the excess of the aggregate accumulated contributions to the Reimbursement Accounts made prior to the Closing Date during the year in which the Closing Date occurs by Transferred Employees under the Seller Flexible Spending Account Plan over the aggregate reimbursement payouts made for such year from such accounts to the Transferred Employees.  In the event of such transfer, the beginning balance as of the Closing Date of each Transferred Employee’s Reimbursement Account in the Buyer Flexible Spending Account Plan shall be the amount of the excess of such contributions made by the Transferred Employee over such reimbursement payouts to the Transferred Employee, and  Buyer shall recognize or cause to be recognized the Reimbursement Account elections of the Transferred Employees under the Seller Flexible Spending Account Plan for purposes of the Buyer Flexible Spending Account Plan for the calendar year in which the Closing Date occurs.  Seller and its Affiliates shall provide Buyer with all information reasonably requested by Buyer in order for Buyer and the Buyer Flexible Spending Account Plan to satisfy the obligations set forth in this Section 8.2(j).

(k) COBRA.  Seller and its Affiliates (other than the Company and the Subsidiaries) shall be solely responsible for providing continuation health care coverage and compliance with the applicable provisions of COBRA pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA with respect to any current or former Company Employee or Affiliate Employee who does not become a Transferred Employee.  Following the Closing Date, Buyer shall, or shall cause an Affiliate to, provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with the continuation health care coverage requirements of COBRA with respect to claims incurred at any time on or after the Closing Date.

(l) WARN.  Seller shall be responsible for all liabilities or obligations under WARN and similar state or local rules, statutes or ordinances with respect to the Transferred Employees arising out of: (i) the Closing; or (ii) any action taken prior to the Closing, including, without limitation, the transfer of employees of the Affiliate Employees to the Company or the Subsidiaries and the transfer of the Excluded Employees to Seller or an Affiliate of Seller or the termination of the Excluded Employees.  Buyer shall be responsible for all liabilities or obligations under WARN and similar state and local rules, statutes and ordinances resulting from Buyer’s, the Company’s or the Subsidiaries’ actions following the Closing Date.

(m) Workers’ Compensation Liabilities.  From and after the Closing Date, Buyer will cause the Company and the Subsidiaries to assume all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar Law with respect to the Transferred Employees with respect to all claims that arise (or with respect to which the incident on which the claim is based occurred) after the Closing Date.  Seller shall retain and pay for all liabilities and obligations relating to compensation and benefits under state workers’ compensation or similar Law (i) with respect to Excluded Employees, and (ii) with respect to Transferred Employees with respect to all claims that arose (or with respect to which the incident on which the claims is based occurred) on or prior to the Closing Date.

(n) Regardless of anything else contained herein, this Agreement shall not be interpreted as an amendment or modification of any employee benefit plan, program, policy, agreement or arrangement, and nothing in the preceding or any other provision of the Agreement shall be interpreted to interfere with Buyer’s rights to amend or terminate any such plan, program, policy, agreement and arrangement.  No Transferred Employee or other current or former employee of the Company, Buyer, Seller or any of their respective Affiliates, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.  Without limiting the foregoing, all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and shall not create any third-party beneficiary or other right in any other Person, including any employee or former employee of the Company or the Subsidiaries or any participant or beneficiary in any Company Plan.

(o) Prior to the Closing Date, Aon shall take or cause to be taken all action necessary to cause, effective at Closing, the acceleration and full vesting of all of the equity awards identified on Schedule 8.2(o).

(p) Prior to the Closing Date, Aon shall take or cause to be taken all action necessary to cause, effective at Closing, the full vesting of the account balances of the Transferred Employees under each Company Plan that is a defined contribution plan, including, without limitation, the Aon DC Plans.

Section 8.3 Securities Law Legends

.  Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Administrative Authority and that the Shares may be sold or disposed of only in one or more transactions (i) registered under the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority or (ii) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority is available.  Buyer acknowledges and agrees that no person has any right to require Seller or the Company to cause the registration of any of the Shares.  The certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws or the laws of any other Administrative Authority:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 8.4 Insurance; Risk of Loss

.  Seller will cause the Company and the Subsidiaries to keep insurance policies currently maintained by the Company or the Subsidiaries covering their business, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date; provided, however, that (a) no termination of any “occurrence based” policy in force as of the Closing Date shall be effected so as to prevent the Company and the Subsidiary from recovering under such policies for losses covered thereby from events occurring on or prior to the close of business on the Closing Date, it being understood that the Company and the Subsidiary shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims, subject to each Buyer Group Member’s right to seek indemnification for any such amounts or any amounts in excess of any policy limits in accordance with Article XI hereof; and (b) no termination of any “claims made” policy in force as of the Closing Date shall be effected so as to prevent the Company and the Subsidiary from recovering under such policies for losses covered thereby arising from or out of any claim made on or prior to the close of business on the Closing Date, it being understood that the Company and the Subsidiary shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims, subject to each Buyer Group Member’s right to seek indemnification for any such amounts or any amounts in excess of any policy limits in accordance with Article XI hereof.  From and after the Closing Date, Buyer shall be solely responsible for maintaining all insurance coverage for the Company and the Subsidiaries for all losses incurred following the Closing Date, subject to the provisions of this Section 8.4.  To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, such other party will promptly supply such information.

Section 8.5 Release of Guaranties

.  Buyer shall use all reasonable efforts to cause Seller and its Affiliates to be fully released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of any and all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates relating to any parcel of Leased Real Property or any other contractual commitment of the Company and the Subsidiaries or any Transferred Asset (collectively, the “Guaranties”).  If Buyer is unable to effect such a substitution and release with respect to any Guaranty, Buyer shall indemnify each Seller Group Member against any and all Damages arising from such Guaranty.  Any cash or other collateral posted by Seller or its Affiliates in respect of any Guaranty shall be delivered to Seller.

Section 8.6 Nonsolicitation

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(a) For a period of one year following the Closing, Seller shall not, and shall cause its Affiliates not to, take any action to initiate, solicit, encourage, accept, negotiate, assist or otherwise facilitate any employee of Buyer, any of its Affiliates, the Company or any Subsidiaries to leave the employ of Buyer, any of its Affiliates, the Company or any Subsidiaries or violate the terms of their contracts, or any employment arrangements, with Buyer, any of its Affiliates, the Company or any Subsidiaries; provided, however, that Seller or any of its Affiliates may solicit any such employees who are discharged by Buyer, any of its Affiliates, the Company or any Subsidiaries, and, provided further, that nothing in this Section 8.6(a) shall prohibit Seller or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising (provided that such general solicitation or advertising was not directed to a specific employee), or the solicitation of any individual whose employment with Buyer, any of its Affiliates, the Company or any Subsidiaries has been terminated for at least twelve months.

(b) For a period of one year following the Closing, Buyer shall not, and shall cause its Affiliates (including the Company and the Subsidiaries) not to, take any action to initiate, solicit, encourage, accept, negotiate, assist or otherwise facilitate any employees of Seller or its Affiliates to leave the employ of Seller or its Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Seller or its Affiliates, as applicable; provided, however, that Buyer or any of its Affiliates may solicit any such employees who are discharged by Seller or its Affiliates, as applicable, and, provided further, that nothing in this Section 8.6(b) shall prohibit Buyer or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising (provided that such general solicitation or advertising was not directed to a specific employee), or the solicitation of any individual whose employment with Seller and its Affiliates has been terminated for at least twelve months.

Section 8.7 Noncompetition

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(a) From and after the date hereof, Seller will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

(i) causing or attempting to cause any client, customer or supplier of the Company or the Subsidiaries to terminate or materially reduce its business with the Company, the Subsidiaries or any of their Affiliates; or

(ii) disclosing (unless compelled by judicial or administrative process) or using any Trade Secrets relating to the Business of the Company or the Subsidiaries in a manner adverse to the Company or any Subsidiary.

(b) For a period of two years after the Closing Date, Seller will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, participating or engaging in the Restricted Business in California; provided, however, that, for the purposes of this Section 8.7, (x) ownership of securities having no more than 5% of the outstanding voting power of any Person whose capital stock or equity is listed on any national or international securities exchange or quotation system and (y) ownership of not more than 10% of any private equity fund or alternative investment vehicle in which Aon or its Affiliates is a passive investor shall not be deemed to be a violation of this Section 8.7.

(c) Notwithstanding the provisions of this Section 8.7 and without implicitly agreeing that the following activities would be subject to the provisions of Section 8.7(b), nothing in this Agreement or in the Seller Ancillary Agreements shall preclude, prohibit or restrict Aon or any of its Affiliates from: (i) engaging in or owning an interest in any entity that engages in any Exempt Business Activities; (ii) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Restricted Business (an “Acquired Business”), so long as for the most recent fiscal year ending prior to the date of such purchase, the revenues of such business derived from a Restricted Business were less than 25% of the total consolidated revenues of such business; or (iii)  engaging in an Aon Change of Control or, if the acquiring Person has a subsidiary, division, group, franchise or segment that is engaged in a Restricted Business at the time of the Aon Change of Control, thereafter engaging in the Restricted Business.

(d) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.7.  It is the intention of the parties that the provisions of this Section 8.7 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 8.7 shall not render unenforceable, or impair, the remainder of the provisions of this Section 8.7.  Accordingly, if any provision of this Section 8.7 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(e) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 8.7 would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief to Buyer, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

Section 8.8 Use of Names

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(a) Neither Seller nor its Affiliates are conveying ownership rights or granting Buyer or its Affiliates (including the Company and the Subsidiaries after the Closing) a license to use any of the tradenames, service marks or trademarks of Aon or any Affiliate of Aon (other than the trademarks and service marks included in the Intellectual Property required to be identified in Schedule 5.11(a)) (collectively, after taking into account the foregoing parenthetical, the “Retained Names and Marks”) and, after the Closing, Buyer and its Affiliates (including the Company and the Subsidiaries after the Closing) shall not use in any manner the Retained Names and Marks or any trade marks, service marks, or trade names that are confusingly similar in sound or appearance to such names or marks, except as provided in this Section 8.8.  In the event Buyer or any Affiliate of Buyer (including the Company and the Subsidiaries after the Closing) violates any of its obligations under this Section 8.8, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Buyer acknowledges that a violation of this Section 8.8 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages.  Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.8, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.8, without the necessity of posting a bond.

(b) Following the Closing, Buyer shall (and shall cause the Company and the Subsidiaries to) cease promptly, but in no event later than 180 days after the Closing Date, using (i) any advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall (and shall cause the Company and the Subsidiaries to), when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer and the Company and the Subsidiaries, rather than Aon or any Affiliate of Aon is the party entering into or conducting the contractual relationship; provided, further, that Buyer shall (and shall cause the Company to) ensure that personnel of the Company and the Subsidiaries using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Aon or any Affiliate of Aon.

Section 8.9 Compliance with Sarbanes-Oxley Act

.  Upon Buyer’s request, Aon and Seller will provide (i) copies of all non-privileged reports internally generated by Aon, Seller or any of their respective Affiliates, which were used by Aon in connection with its attestation under Section 404 of the Sarbanes-Oxley Act as it relates to the business processes, applications and IT general controls utilized by the Business, and (ii) reasonable access to knowledgeable personnel to respond to related questions on a reasonably timely basis.  Aon and Seller will also provide Buyer with reasonable access to test the business processes, applications and IT general controls utilized by the Business.  The obligations set forth in this Section 8.9 shall terminate on the date on which Mercury General Corporation would otherwise be required to first file with the Securities and Exchange Commission (without giving effect of Rule 12b-25 under the Securities Exchange Act of 1934, as amended) an attestation from its public accountants with respect to the overall effectiveness its internal controls, the scope of which covers the Company, the Subsidiaries and the Business, as mandated by Section 404 of the Sarbanes-Oxley Act.

Section 8.10 Specified Lawsuit

.  Within five (5) business days following a judgment or execution of a settlement agreement with respect to the Specified Lawsuit, regardless of whether Buyer makes a Claim Notice with respect thereto, Aon and Seller shall, jointly and severally, pay the Company any obligations of the Company and its Subsidiaries under such judgment or settlement, unless within such time period Aon and Seller pay such judgment or settlement amount directly.  Any unpaid amounts hereunder shall accrue interest at the rate of 12% per annum, commencing the next calendar day following such judgment or settlement.

Section 8.11 Dividends

.  Prior to the Closing Date, Aon and Seller shall be entitled to cause the Company or any Subsidiary to declare and pay one or more cash dividends to Aon or any of its Affiliates.

Section 8.12 Post Closing Cooperation

.  Following the Closing Date, AON and Seller shall, and shall cause APRM to, cooperate with Buyer and ASPN in sending notices, mutually agreed upon by all such parties, to the APRM Transferred Clients in an effort to cause such APRM Transferred Clients to obtain, replace or renew the APRM Transferred Policies through ASPN.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 9.1 No Misrepresentation or Breach of Covenants and Warranties

.  All representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for breaches of representations and warranties which, individually or in the aggregate, do not constitute a Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

Section 9.2 HSR Act

.  All applicable waiting periods (and any extensions thereof) under the HSR Act and any timing agreement entered into with the Federal Trade Commission or the U.S. Department of Justice shall have expired or been terminated.

Section 9.3 Governmental Permits and Approvals

.  All approvals and actions of or by all Administrative Authorities set forth in Schedule 9.3 or as to which the failure to have been obtained or taken place would reasonably be expected to have a Material Adverse Effect shall have been obtained or taken place.  All licenses set forth in Schedule 9.3 shall have been obtained from the relevant Administrative Authorities.

Section 9.4 Court Orders and Laws

.  There shall not be in effect on the Closing Date any Court Order or Law restraining, enjoining or otherwise prohibiting or making illegal, nor shall there be pending any action, case or proceeding seeking to restrain, enjoin, or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and there shall not be pending or threatened on the Closing Date any action in, before or by any Administrative Authority that could reasonably be expected to result in the issuance of any such Court Order or the enactment, promulgation or deemed applicability to consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements of any such Law.

Section 9.5 Receipt of Consents

.  Seller shall have delivered to Buyer in form and substance reasonably satisfactory to Buyer the consents set forth in Schedule 9.5.

Section 9.6 No Material Adverse Effect

.  Since the date of the Agreement, no event, circumstance, change or effect shall have occurred or come to exist which has had a Material Adverse Effect.

Section 9.7 Resignations

.  Buyer shall have received an executed resignation letter effective as of the Closing Date, from each director and officer of the Company and the Subsidiaries other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing.

Section 9.8 Net Working Capital

.  Estimated Net Working Capital shall not exceed $7,500,000 and cash on hand shall not be less than $1,000,000.

Section 9.9 Transferred Assets

.  The Transferred Assets and Transferred Employees shall have been transferred to the Company or any of the Subsidiaries, as applicable, free of Encumbrances, except for Permitted Encumbrances.  The capital stock of ASPN shall have been conveyed to AIS, free of Encumbrances.

Section 9.10 Ancillary Agreements and Deliveries

.  Seller shall have executed and delivered the Seller Ancillary Agreements and the other closing date deliveries set forth in Section 4.4.

Section 9.11 Spitzer Settlement

.  Aon or its Affiliates shall have delivered evidence reasonably satisfactory to Buyer of a binding agreement with the relevant Administrative Authorities to the effect that following the Closing Date, neither the Company, the Subsidiaries nor the Business will be bound in any jurisdiction in any respect by the Agreement Among the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General, the Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation, and Aon and its subsidiaries and affiliates dated March 4, 2005, as amended.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

Section 10.1 No Misrepresentation or Breach of Covenants and Warranties

.  All representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for breaches of representations and warranties which, individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby (it being understood that, for the purposes of determining the accuracy of such representations and warranties all “material adverse effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by Buyer prior to or on the Closing Date; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2 HSR Act

.  All applicable waiting periods (and any extensions thereof) under the HSR Act and any timing agreement entered into with the Federal Trade Commission or the U.S. Department of Justice shall have expired or been terminated.

Section 10.3 Governmental Permits and Approvals

.  All approvals and actions of or by all Administrative Authorities set forth in Schedule 10.3 or as to which the failure to have been obtained or taken place would reasonably be expected to have a Material Adverse Effect shall have been obtained or taken place.  All licenses set forth in Schedule 10.3 shall have been obtained from the relevant Administrative Authorities.

Section 10.4 Court Orders and Laws

.  There shall not be in effect on the Closing Date any Court Order or Law restraining, enjoining or otherwise prohibiting or making illegal, nor shall there be pending any action, case or proceeding seeking to restrain, enjoin, or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, and there shall not be pending or threatened on the Closing Date any action in, before or by any Administrative Authority that could reasonably be expected to result in the issuance of any such Court Order or the enactment, promulgation or deemed applicability to consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements of any such Law.

Section 10.5 Ancillary Agreements and Deliveries

.  Buyer shall have executed and delivered the Buyer Ancillary Agreements and the other closing date deliveries set forth in Section 4.3.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Seller

.

(a) From and after the Closing, Aon and Seller, jointly and severally, agree to indemnify and hold harmless each Buyer Group Member from and against any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, claims, liabilities, lawsuits, demands and expenses, including reasonable fees and disbursements of counsel (whether or not arising out of third-party claims), and all amounts arising from or relating to investigation, defense or settlement of any of the foregoing (collectively, “Damages”) incurred by such Buyer Group Member in connection with, arising out of or resulting from:

(i) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any certificate delivered by or on behalf of Seller hereunder at or prior to the Closing (without giving effect to any materiality, Material Adverse Effect or similar qualification contained therein);

(ii) any breach by Aon or Seller of, or failure by Aon or Seller to perform, any of its covenants or obligations contained in this Agreement that are required to be performed prior to the Closing Date;

(iii) any breach by Aon or Seller of, or failure by Aon or Seller to perform, any of its covenants or obligations contained in this Agreement that are required to be performed on or following the Closing Date, including Sections 8.1 and 8.2;

(iv) the Specified Lawsuit and the other matters listed on Schedule 5.12;

(v) the charging or collecting from the Clients of Broker Fees by the Company, APRM (solely with respect to the Business) or the Subsidiaries prior to the Closing Date or from the eligibility of the Company, APRM (solely with respect to the Business) or the Subsidiaries to collect Broker Fees from Clients prior to the Closing Date;

(vi) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Seller (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement;

(vii) the Undisclosed and Retained Liabilities;

(viii) any Damages arising from or related to the operation of ASPN prior to the Closing Date; or

(ix) in connection with the assignment and assumption of any lease with respect to any Change of Control Consent relating to Leased Real Property, (A) any consent fee, (B) any increase in rent relating to such existing lease for the remainder of the term of such lease, (C) any reasonable increase in rent by any new lease for comparable space in excess of the current rent contemplated under the current lease for the remainder of the term of the currently existing lease, and (D) any reasonable moving costs incurred by Buyer, in the case of (C) and (D), in the event Buyer is evicted from any properties leased pursuant to such lease as a result of a failure by Sellers to obtain any consent required to assign such lease to Buyer;

provided, however, that Aon and Seller shall be required to indemnify and hold harmless under Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) with respect to Damages incurred by Buyer Group Members only to the extent that:

(x)           the aggregate amount of such Damages resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances (provided, that individual claims based upon the same act, event, omission or set of facts shall be deemed a single individual claim for purposes of this Section 11.1(a)(i)) exceeds $10,000 (the “Per Claim Deductible”) (it being understood that such amount shall be a deductible for which Aon and Seller shall bear no indemnification responsibility under Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) above);

(y)           the aggregate amount of such Damages in excess of the Per Claim Deductible exceeds $1,200,000 (the “Deductible”), (it being understood that such amount shall be a deductible for which Aon and Seller shall bear no indemnification responsibility under Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) above); and

(z)           the aggregate amount required to be paid by Aon and Seller pursuant to Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) shall not exceed fifty percent (50%) of the Purchase Price;

provided further, however, that the limitations set forth in (x), (y) and (z) immediately above shall not apply to any Damages arising out of or related to the breach or inaccuracy of the representations , warranties and covenants contained in Section 5.1 (Organization of the Company and the Subsidiaries), Section 5.2 (Capital Structure of the Company and the Subsidiaries), Section 5.3 (Subsidiaries and Investments), Section 5.4 (Authority of Seller; Conflicts), Section 5.7 (Taxes), Section 5.15 (ERISA) and Section 7.6 (Termination of Certain Intercompany Indebtedness).

(b) The indemnification provided for in Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) shall terminate sixty (60) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i), 11.1(a)(ii) and 11.1(a)(vii) thereafter), except that the indemnification by Aon and Seller shall continue as to:

(i) the representations, warranties and covenants of Aon and Seller set forth in Section 5.1 (Organization of the Company and the Subsidiaries), Section 5.2 (Capital Structure of the Company and the Subsidiaries), Section 5.3 (Subsidiaries and Investments), Section 5.4 (Authority of Seller; Conflicts), Section 5.7 (Taxes), Section 5.15 (ERISA) and Section 7.6 (Termination of Certain Intercompany Indebtedness), which shall survive until sixty (60) days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(ii) any Damages of which any Buyer Group Member has validly given a Claim Notice to Aon and Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Aon and Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Aon and Seller shall have been determined pursuant to this Article XI, and Aon and Seller shall have reimbursed all Buyer Group Members for the full amount of such Damages that are payable with respect to such Claim Notice in accordance with this Article XI;

(c) From and after the Closing, Aon and Seller, jointly and severally, agree to indemnify and hold harmless each Buyer Group Member from and against any Damages incurred by such Buyer Group Member in connection with, arising out of or resulting from the Company Pension Plans (including, without limitation, any Damages under Title IV of ERISA or Section 412 of the Code).

(d) The term “Damages” as used in this Article XI is not limited to matters asserted by third parties against Seller, the Company, the Subsidiaries or Buyer, but includes Damages incurred or sustained by Seller, the Company, the Subsidiaries or Buyer in the absence of third-party claims.  Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.  The amount of any Damages claimed by any Buyer Group Member hereunder shall be reduced to the extent that the item that is subject of the indemnification was specifically accounted for in the Closing Net Working Capital as determined on the Final Resolution Date.

Section 11.2 Indemnification by Buyer

.

(a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Damages incurred by such Seller Group Member in connection with or arising from:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement;

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement that are required to be performed prior to the Closing Date; or

(iii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement that are required to be performed on or following the Closing Date;

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 11.2(a)(i) and Section 11.2(a)(ii) with respect to Damages incurred by Seller Group Members only to the extent that:

(x)           the aggregate amount of such Damages resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances (provided that individual claims based upon the same act, event, omission or set of facts shall be deemed a single individual claim for the purposes of this Section 11.2(a)(x)) exceeds the Per Claim Deductible, (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility under Section 11.2(a)(i) and Section 11.2(a)(ii) above);

(y)           the aggregate amount of such Damages in excess of the Per Claim Deductible exceeds the Deductible, (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility under Section 11.2(a)(i) and Section 11.2(a)(ii) above); and

(z)           the aggregate amount required to be paid by Buyer pursuant to Section 11.2(a)(i) and Section 11.2(a)(ii) shall not exceed fifty percent (50%) of the Purchase Price.

(b) The indemnification provided for in Section 11.2(a)(i) and Section 11.2(a)(ii) shall terminate sixty (60) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a)(i) or Section 11.2(a)(ii) thereafter), except that the indemnification by Buyer shall continue as to any Damages of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Damages that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.3 Notice of Claims

.  Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, however, that the failure of any Indemnified Party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnitor shall have been actually prejudiced by such failure.

Section 11.4 Third Person Claims

.

(a) If a third Person claim is made against an Indemnified Party, and the Indemnitor acknowledges in writing to the Indemnified Party that the Indemnitor shall be obligated under the terms of its indemnity hereunder in connection with such third Person claim, then the Indemnitor shall be entitled, if it so elects, at its own cost, risk and expense, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party.  The Indemnitor shall have thirty (30) calendar days from receipt of any such notice of a third Person claim to give notice to assume the defense thereof.  Should the Indemnitor so elect to assume the defense of a third Person claim, the Indemnitor shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnitor assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except to the extent provided in the immediately preceding sentence), separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense.  Any compromise or settlement of a third Person claim by the Indemnitor shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  If the Indemnitor fails to assume the defense of a third Person claim within thirty (30) calendar days after receipt of such notice, the Indemnified Party against which such third Person claim has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor.  In the event the Indemnified Party assumes the defense of the third Person claim, the Indemnified Party shall keep the Indemnitor reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnitor shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnitor has not assumed the defense thereof.  If the Indemnitor chooses to defend any third Person claim, all the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such third Person claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnitor shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 11.4 and for any final judgment (subject to any right of appeal), and the Indemnitor agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

(b) The Indemnified Party shall notify the Indemnitor in writing as soon as practicable of its discovery of any matter that does not involve a third Person claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto.  The failure so to notify the Indemnitor shall not relieve the Indemnitor from liability on account of this indemnification, except only if and to the extent that the Indemnitor demonstrates actual damage caused by such failure.  The Indemnitor shall have thirty (30) calendar days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party.  The Indemnified Party shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation and resolution of such matters and providing business assistance with respect to such matters.

Section 11.5 Limitations

. In no event shall any party be liable for any consequential, special, exemplary or punitive damages (except to the extent constituting third party punitive claims), all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages.  Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance) and except in the case of fraud, if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby.

Section 11.6 Determination of Amount

.  The calculation of any Damages shall be net of any third party insurance proceeds which have been actually recovered by the Indemnified Party under any insurance policy in connection with the facts giving rise to the right of Indemnification.

Section 11.7 Mitigation

.  Each of the parties agrees to take all reasonable steps to mitigate their respective Damages upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder.  To the extent that any claim is indemnifiable and may be covered by a third party insurance policy, the Indemnified Party shall use commercially reasonable efforts to timely provide notice and file claims with respect to such claim under any such third party insurance policy.

Section 11.8 Taxes

.  To the extent of any inconsistency between this Article XI and Section 8.1, the provisions of Section 8.1 shall control.

Section 11.9 Over-accrual of Contingent Liabilities on the Closing Net Working Capital Statement

.  If a contingent liability is accounted for in the calculation of Final Net Working Capital, and the amount of such contingent liability is ultimately reduced (as a result of a final judgment, dismissal with prejudice, settlement or otherwise), Buyer shall reimburse Seller the difference between (i) the accrual of such contingent liability in the calculation of Final Net Working Capital and (ii) the amount of such liability, as finally determined, net of costs incurred by any Buyer Group Member in connection with the resolution or settlement of such contingent liability.

ARTICLE XII

TERMINATION

Section 12.1 Termination

.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article IX, which breach cannot be or has not been cured upon twenty (20) business days’ written notice of such breach;

(c) by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article X, which breach cannot be or has not been cured upon twenty (20) business days’ written notice of such breach;

(d) by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Administrative Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any material transaction contemplated hereby; or

(e) by Buyer or Seller if the Closing shall not have occurred on or before April 10, 2009 (the “Termination Date”) (or such later date as may be agreed in writing to by Buyer and Seller); provided, however, that either Buyer or Seller may by written notice to the other delivered on or before April 8, 2009 extend the Termination Date until any date prior to July 10, 2009 if the failure of the Closing to have occurred on or before April 10, 2009 shall have resulted from the failure of the condition set forth in Section 9.3 or Section 10.3, as the case may be; provided further that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date.

Section 12.2 Notice of Termination

.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

Section 12.3 Effect of Termination

.  If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its intentional breach of this Agreement or to limit or restrict the availability of specific performance or other injunctive relief to the extent specific performance or such other relief would otherwise be available to a party hereunder.

Section 12.4 Specific Performance

.  The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Survival of Representations and Warranties

.  All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate).  The parties acknowledge that it is their intent that the period during which claims for indemnification may be made for such representations and warranties be limited to the periods set forth in Article XI even where such periods are shorter than the statute of limitations that would otherwise have been applicable to such a claim but for the limitations agreed to by the parties pursuant to Article XI.

Section 13.2 Confidential Nature of Information

.  Except as otherwise provided herein, after the Closing Date, Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all trade secrets used exclusively in the Business, customer lists of the Business, details of client or consultant contracts of the Business and pricing policies, marketing plans or strategies of the Business (the “Confidential Information”), and shall not disclose such Confidential Information to any Person other than Buyer except with Buyer’s express written consent.  Notwithstanding anything to the contrary contained herein, the term “Confidential Information” shall not include any of the following: (a) such information that becomes or is already known to the public generally through no fault of Seller, any of Seller’s representatives or their respective Affiliates, (b) information that is required by law to be disclosed; provided that prior to disclosing any information pursuant to this clause (b) Seller’s representative shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the reasonable opportunity to contest or seek a protective order with respect to such disclosure, and shall cooperate with Buyer with respect to the foregoing, and (c) such information as is necessary to prepare Tax Returns or filings with any Administrative Authority for the period ending immediately prior to the Closing Date.

Section 13.3 No Public Announcement

.  Neither Buyer nor Seller, nor their respective Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

Section 13.4 Notices

.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile or when sent by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to Buyer, to:

Mercury Casualty Corporation
4484 Wilshire Boulevard
Los Angeles, CA  90010
Attention:  Theodore Stalick
Facsimile:  (323) 857-7116

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071-1560
Attention:  Julian T. H. Kleindorfer, Esq.
Facsimile: (213) 891-8763

If to Seller, to:

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois  60601

Attention:  Richard E. Barry

Facsimile:  (312) 381-6165

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois  60603

Attention:  Frederick C. Lowinger

Gary D. Gerstman

Facsimile:  (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.5 Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement; provided, however, that Buyer may, without the consent of Aon, Seller, the Company or any Subsidiary, assign all or any portion of its rights and obligations hereunder to Mercury General Corporation or any other Affiliate(s) of Buyer, provided that, except in the case of an assignment to Mercury General Corporation, Buyer shall continue to remain responsible for its obligations hereunder.

Section 13.6 Access to Records after Closing

.

(a) For a period of six years after the Closing Date, Seller, its Affiliates and their representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Seller or its Affiliates in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it or its Affiliates pursuant to this Section 13.6(a).

(b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company and the Subsidiaries which Seller and its Affiliates may retain after the Closing Date.  Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours.  Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b).

Section 13.7 Entire Agreement; Amendments

.  This Agreement, the Ancillary Agreements, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.8 Interpretation

.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.  Seller shall, prior to the Closing, by notice in accordance with the terms of this Agreement, promptly notify Buyer in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which are reasonably likely to result in a material breach of a representation or warranty or covenant of Seller, the Company or the Subsidiary in this Agreement or which are reasonably likely to have the effect of making any representation or warranty of Seller, the Company or the Subsidiary in this Agreement untrue or incorrect in any material respect; provided, however, that no disclosure by the Company pursuant to this Section 13.8 shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or waive any rights under Article XI hereof.   If any such notification results in a breach of the representations and warranties set forth in this Agreement, Buyer shall have all rights and remedies under this Agreement with respect to such breach without regard to such notification.

Section 13.9 Waivers

.  Any term or provision of this Agreement may be waived by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.10 Expenses

.  Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

Section 13.11 Partial Invalidity

.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof.

Section 13.12 Execution in Counterparts

.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

Section 13.13 Further Assurances

.  Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including the execution and delivery of such conveyances as may be reasonably necessary in order to carry out the transactions contemplated hereunder.

Section 13.14 Disclaimer of Projections; Warranties

.  Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer.  There is no assurance that any projected or forecasted results will be achieved.  Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties, other than the representations and warranties expressly set forth in this Agreement.

Section 13.15 Governing Law; Submission to Jurisdiction

.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.  By the execution and delivery of this Agreement, Buyer and Seller submit to the personal jurisdiction of any state or federal court in the State of California in any suit or proceeding arising out of or relating to this Agreement.  Each party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court sitting in the State of California.

Section 13.16 No Third Party Beneficiaries

.  Except for Persons entitled to indemnification under Article XI hereof, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder as a third-party beneficiary or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AON CORPORATION

By:          /s/ Gregory J. Besio
Name: Gregory J. Besio
Title: Chief Administrative Officer

AON SERVICES GROUP, INC.

By:          /s/ Richard Barry
Name: Richard Barry
Title: Vice President

MERCURY CASUALTY COMPANY

By:          /s/ Gabriel Tirador
Name: Gabriel Tirador
Title: President and CEO

Signature Page to Stock Purchase Agreement
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